Exhibit 10.1
POST-PETITION
SENIOR SECURED SUPER-PRIORITY CREDIT AGREEMENT
by and among
ISOLAGEN, INC. and,
ISOLAGEN TECHNOLOGIES, INC.,
as Borrowers,
and
the LENDERS party hereto from time to time,
and
VIRIATHUS SERVICES LLC SERIES,
as Administrative Agent,
and
VIRIATHUS SERVICES LLC SERIES,
as Collateral Agent
Dated as of June      , 2009

(i)

(ii)

(iii)

SCHEDULES

• Schedule P – Permitted Encumbrances
Schedule PP – Pre-Petition Lenders
• Schedule 6.01(g) – ERISA
• Schedule 6.01(k) – Real Estate
• Schedule 6.01(m) – Environmental Matters
• Schedule 6.01(n) – Insurance
• Schedule 6.01(o) – Bank Accounts
• Schedule 6.01(p) – Intellectual Property
• Schedule 9.13 – Securities Accounts
EXHIBITS

• Exhibit A-1 – Form of Assignment and Acceptance
• Exhibit B-1 – Form of Borrowing Request
• Exhibit C-1 – Interim Order
• Exhibit D-1 – Form of Note
• Exhibit E-1 – Agreed Budget

(iv)

POST-PETITION
SENIOR SECURED SUPER-PRIORITY CREDIT AGREEMENT
This POST-PETITION SENIOR SECURED SUPER-PRIORITY CREDIT AGREEMENT, dated as of June  _____, 2009 (this “Agreement”), is entered into by and among ISOLAGEN, INC., a Delaware corporation (“Isolagen”), and ISOLAGEN TECHNOLOGIES, INC., a Delaware corporation (“Technologies” and, together with Isolagen, in their capacity as borrowers hereunder, each a “Borrower” and collectively, the “Borrowers”), the lenders party hereto from time to time, VIRIATHUS SERVICES LLC SERIES, a Delaware series limited liability company, as administrative agent for the DIP Lenders (in such capacity, together with its successors and assigns, if any, the “Administrative Agent”), and VIRIATHUS SERVICES LLC SERIES, a Delaware series limited liability company, as collateral agent for the Secured Parties (in such capacity, together with its successors and assigns, if any, the “Collateral Agent”).
RECITALS
WHEREAS, the Pre-Petition Borrower (as defined herein), the Pre-Petition Lenders (as defined herein), and the Pre-Petition Agent (as defined herein) are parties to the Pre-Petition Credit Agreement (as defined herein);
WHEREAS, under the Pre-Petition Credit Agreement, the Pre-Petition Lenders made certain loans and other extensions of credit to the Pre-Petition Borrower;
WHEREAS, all Pre-Petition Indebtedness is owed to the Pre-Petition Lenders;
WHEREAS, on June  _____, 2009 (the “Petition Date”), the Pre-Petition Borrower and Technologies filed with the United States Bankruptcy Court for the District of Delaware, separate voluntary petitions for relief under Chapter 11 of the Bankruptcy Code, Case Nos.                                          (the “Chapter 11 Cases”);
WHEREAS, Borrowers are continuing to operate their business and manage their properties as debtors-in-possession under Sections 1107 and 1108 of the Bankruptcy Code;
WHEREAS, an immediate and ongoing need exists for Borrowers to obtain funds in order to continue to operate their business and manage their properties as debtors-in-possession under Chapter 11 of the Bankruptcy Code, and Borrowers have requested that the DIP Lenders extend post-petition financing to Borrowers, and the DIP Lenders are willing to provide such post-petition financing on the terms and subject to the conditions set forth in the Interim Financing Order, the Final Financing Order, and this Agreement; and
WHEREAS, to secure the post-petition financing, pursuant to the Interim Financing Order and the Final Financing Order, Borrowers have agreed to grant to the Collateral Agent for the ratable benefit of each of the DIP Lenders on a post-petition basis a Lien on substantially all of Borrowers’ real and person property and other assets.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS; CERTAIN TERMS
Section 1.01 Definitions. As used in this Agreement, the following terms have the meanings set forth below:
“Acceptable Disclosure Statement” means a disclosure statement of the Borrowers in form and substance acceptable to the Instructing Group.
“Acceptable Plan” means a plan of reorganization of the Debtors that is consistent with the Restructuring Agreement and otherwise in form and substance acceptable to the Instructing Group and the Pre-Petition Lenders. Such Acceptable Plan shall provide, among other things, that, assuming no Event of Default has occurred and is continuing, (i) all outstanding principal of and interest accrued and unpaid on the DIP Loans and the Indebtedness under the Pre-Petition Loan Documents (the “Unpaid DIP Loan and Pre-Petition Balance”), in lieu of being paid in accordance with this Agreement, shall be converted into, or there shall be issued to the DIP Lenders and Pre-Petition Lenders in full satisfaction of and in exchange for the Unpaid DIP Loan and Pre-Petition Balance, new common stock of Reorganized ILE representing in the aggregate not less than 61% (and not less than 49.91% after dilution by any exit financing) of the issued and outstanding common stock of Reorganized ILE immediately after consummation of such Acceptable Plan, which stock shall be allocated to the DIP Lenders and Pre-Petition Lenders pro rata in proportion to their respective shares of the Unpaid DIP Loan and Pre-Petition Balance and (ii) the Board of Directors of Reorganized ILE shall be comprised of such persons as the Instructing Group, the Pre-Petition Lenders and the Person(s) providing exit financing to Reorganized ILE shall mutually agree.
“Account” means an “account” as that term is defined in the UCC.
“Action” has the meaning ascribed to such term in Section 13.13.
“Administrative Agent” has the meaning ascribed to such term in the introductory paragraph hereto.
“Administrative Agent’s Office” means the office of the Administrative Agent located at Viriathus Services LLC Series, Two Rector Street, 16th Floor, New York, NY 10006-1840, or such other office as may be designated pursuant to the provisions of Section 13.01.
“Affiliate”, as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such specified Person, whether through the ownership of voting Securities or by contract or otherwise.
“Agent-Related Persons” means each of the Agents and its Affiliates, and the officers, directors, employees, counsel, agents, and attorneys-in-fact of such Agent and its Affiliates.

“Agents” means, collectively, the Administrative Agent and the Collateral Agent.
“Agreed Budget” means the 15 week budget (such 15 week period, the “Budget Period”) of Borrowers attached hereto as Exhibit E-1; provided that on a weekly basis, Borrowers shall provide to the DIP Lenders an updated budget for the Budget Period in substantially the same format as the previous budget, which upon acceptance by the Instructing Group in their sole discretion, shall become the Agreed Budget; provided, further, that at the end of every four week period, prior to the Entry Date, Borrowers shall provide the DIP Lenders with a new 15-week budget for the ensuing 15-week period in substantially the same format as the previous budget, which, upon acceptance by the Instructing Group in their sole discretion, shall become the Agreed Budget.
“Agreement” means this Post-Petition Senior Secured Super-Priority Credit Agreement, together with all Exhibits and Schedules hereto, as such agreement may be amended, supplemented or otherwise modified from time to time.
“Applicable Law” means, in respect of any Person, all provisions of constitutions, laws, statutes, rules, regulations, treaties, directives, guidelines and orders of Governmental Authorities applicable to such Person, including zoning ordinances, all Environmental Laws, and all orders, decisions, judgments and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party or by which it is bound.
“Arranging Agent” means Viriathus Capital LLC, an affiliate of Trade Desk Financial Corp., a FINRA-registered broker-dealer.
“Asset Purchase Agreement” means an agreement for an Asset Sale executed and delivered by Borrowers, as sellers, and the DIP Lenders and, if they elect to participate therein, the Pre-Petition Lenders, as purchasers.
“Asset Sale” means the sale of substantially all of the assets of Borrowers pursuant to the terms of the Asset Purchase Agreement. Nothing in this Agreement shall preclude the Pre-Petition Lenders from participating, and the Pre-Petition Lenders shall have the right to participate, in the DIP Lenders’ purchase of the Debtors’ assets, including without limitation any sale of Pre-Petition Collateral. In the event the Pre-Petition Lenders participate in such a sale, the Pre-Petition Lenders shall be entitled to credit bid the full amount of the Indebtedness owing to them under the Pre-Petition Credit Agreement at the time of such sale.
“Assignment and Acceptance” means an Assignment and Acceptance substantially in the form of Exhibit A-1 attached hereto and made a part hereof (with blanks appropriately completed) delivered to the Administrative Agent in connection with an assignment of a DIP Lender’s interest under this Agreement in accordance with Section 13.08(b).
“Avoidance Actions” means, collectively, any and all avoidance claims and causes of action of the bankruptcy estates of the Debtors arising under Sections 544, 545, 547, 548, 549, 550 or 553 of the Bankruptcy Code.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. §§ 101 et seq.), as amended from time to time, and any successor statute.
“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or such other courts as shall have jurisdiction over the Chapter 11 Cases.
“Benefit Plan” means any “employee benefit plan”, as defined in Section 3(3) of ERISA.
“Bid Procedures” means the bid procedures to be established by the Bankruptcy Court with respect to the auction of the assets of Borrowers.
“Bid Procedures Order” has the meaning ascribed to such term in the definition of Sale Milestone.
“Borrower” and “Borrowers” have the meanings ascribed to such terms in the introductory paragraph hereto.
“Borrowing Request” means a request and certification in substantially the form attached as Exhibit B-1 hereto, executed by a Responsible Officer of Borrower and delivered to the Administrative Agent.
“Budget Period” has the meaning ascribed to such term in the definition of Agreed Budget.
“Business Day” means any day that is not a Saturday, a Sunday or a day on which commercial banks are required or permitted to be closed in the State of New York.
“Capital Expenditures” means, with respect to any Person for any period, the sum of the aggregate of all expenditures by such Person arising during such period that, in accordance with GAAP, are or should be included in the “property, plant and equipment” account on its consolidated balance sheet, including all applicable Capitalized Lease Obligations with respect to “property, plant and equipment”, paid or payable during such period, plus any other capital expenditures of such Person that are set forth in a consolidated statement of cash flows of such person for such period prepared in accordance with GAAP, excluding in each case, (a) any such expenditures made for the repair, replacement or restoration of assets to the extent paid or reimbursed by any insurance policy or condemnation award to the extent such expenditures for reinvestment are permitted under the Loan Documents, and (b) any leasehold improvement expenditures to the extent paid or reimbursed by the applicable lessor, sublessor or sublessee.
“Capitalized Lease” means, with respect to any Person, any lease of real or personal property by such Person as lessee which is required under GAAP to be capitalized on the balance sheet of such Person.
“Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person as lessee under Capitalized Leases as determined in accordance with GAAP.

“Carve-Out” means sums having priority ahead of the Super-Priority Claims and Liens securing the DIP Loans for (a) the payment of any unpaid fees payable to the Clerk of the Bankruptcy Court and the Office of the United States Trustee pursuant to 28 U.S.C. §1930 and (b) the payment of unpaid claims (whether then or subsequently allowed) for fees and expenses incurred by professionals retained by the Debtors pursuant to an order of the Bankruptcy Court, including (i) fees and expenses actually incurred prior to the occurrence of an Event of Default and (ii) fees and expenses incurred after the occurrence of a Carve-Out Event up to: (1) $200,000 for fees and expenses payable to counsel and $97,500 payable to other professionals retained by the Debtors, subject to Bankruptcy Court approval (the “Debtors’ Professional Expense Cap”); and (2) $50,000 for fees and expenses payable to professionals retained by any committee in the Chapter 11 Cases, subject to Bankruptcy Court approval (together with the Debtors’ Professional Expense Cap, collectively, the “Professional Expense Cap”); provided, that any payments actually made to such professionals under Sections 330 or 331 of the Bankruptcy Code or any other provision of the Bankruptcy Code or order of the Bankruptcy Court shall reduce the Professional Expense Cap on a dollar-for-dollar basis, provided, however, that (x) any prepetition retainers shall not count against and shall not reduce the Professional Expense Cap and (y) all such retainers shall be exhausted prior to Debtors’ payment of any amounts subject to the Debtors’ Professional Expense Cap. The post-petition Liens and security interests and the administrative priority claims of the DIP Lenders shall be senior to, and no proceeds of the DIP Loans nor any Collateral granted hereunder (nor proceeds thereof) may be used to pay, any and all claims for services rendered by any of the professionals retained by Borrower or any official committee in connection with the investigation of, assertion of or joinder in any claim, counterclaim, action, proceeding, application, motion, objection, defense or other contested matter against the Pre-Petition Lenders or the DIP Lenders.
“Carve-Out Event” means the earliest to occur of: (i) the Maturity Date; (ii) the existence of a Default or Event of Default hereunder; or (iii) any material violation of the Financing Orders.
“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by an agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year after the date of acquisition thereof; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one (1) year after the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from such other nationally recognized rating services as are reasonably acceptable to the Administrative Agent) and not listed in Credit Watch published by S&P; (c) commercial paper, other than commercial paper issued by Borrower, maturing no more than two hundred seventy (270) days after the date of acquisition thereof and, at the time of acquisition, having a rating of at least A 1 or P 1, respectively, from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then the comparable rating from such other nationally recognized rating services as are reasonably acceptable to the Administrative Agent); (d) domestic and Eurodollar certificates of deposit or time deposits or bankers’ acceptances maturing within one (1) year after the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or Canada having combined capital and surplus of not less than $500,000,000; and (e) shares of money market or mutual funds that are required to have a net asset value of $1.00 per share with assets in excess of $250,000,000 and that invest exclusively in assets satisfying the requirements of clauses (a) through (d) of this definition.

“Cash Management Bank” means TD Bank, 405 Eagleview Blvd., Exton, PA 19341, or such other financial institution as may be acting as cash management bank for Borrowers with the consent of the Instructing Group.
“Casualty” means any casualty, loss, damage, destruction or other similar loss with respect to real or personal property or improvements.
“Change of Control” means, at any time, (i) any Person or “group” (within the meaning of Rules 13d 3 and 13d 5 under the Securities Exchange Act) (a) shall become a beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act) of 50% or more on a fully diluted basis of the voting and/or economic interest in the Equity Interests of either Borrower or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of either Borrower; (ii) Isolagen shall cease to beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the Equity Interests of Technologies except as otherwise permitted hereunder; or (iii) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of either Borrower cease to be occupied by Persons who either (a) were members of the board of directors of such Borrower on the Closing Date, (b) were nominated for election by the board of directors of such Borrower, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors or (c) were appointed by an equity investor pursuant to a right to designate directors.
“Chapter 11 Cases” has the meaning ascribed to such term in the recitals hereto.
“Closing Date” means the Business Day, on or before June 16, 2009 or such later date to which the Instructing Group may agree in their sole discretion, on which all of the conditions precedent to the availability of DIP Loans set forth in Section 5.01 have been satisfied (or waived in accordance with the terms of this Agreement).
“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.
“Collateral” means all current and future assets, properties and rights of Debtors, wherever located, including, but not limited to, all affiliate indebtedness, Accounts, deposit accounts, chattel paper, instruments, documents, securities, contract rights, receivables, Equipment, goods, Inventory, investment property (including, without limitation, Isolagen’s 100% interest in Technologies), goodwill, General Intangibles, Intellectual Property, letter-of-credit rights, commercial tort claims, warranties and guarantees, leaseholds (provided that Debtors shall not be required to deliver or record real property leasehold mortgages), licenses; and all products, proceeds (including insurance policies and proceeds) and income of or derived from of any of the foregoing, whether by disposition or otherwise, and shall include all assets defined as “Collateral” in the Financing Orders or any Security Documents; provided, however, that Collateral shall not include Isolagen’s 57% equity interest in Agera Laboratories, Inc. or any proceeds thereof and provided, further, that, (i) until the Entry Date, Collateral shall not include Avoidance Actions and proceeds thereof and (ii) upon the Entry Date, Collateral shall include Avoidance Actions and proceeds thereof.

“Collateral Agent” has the meaning ascribed to such term in the introductory paragraph hereto.
“Collateral Rights Agreement” means that certain Collateral Rights Agreement dated as of April 21, 2009 among Viriathus and the Pre-Petition Lenders appointing Viriathus as agent for the Pre-Petition Lenders.
“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance and condemnation proceeds, cash proceeds of sales and other voluntary or involuntary dispositions of property, rental proceeds, royalties, settlements and tax refunds).
“Commitment” means, with respect to any DIP Lender, the obligation of such DIP Lender to make a DIP Loan pursuant to the terms and conditions of this Agreement, and which shall not exceed the amount set forth on such DIP Lender’s signature page to this Agreement (as such amount may be amended in connection with the exercise of the right of the DIP Lenders to provided additional financing under Section 2.01(b)(ii) hereof). “Commitments” means the aggregate principal amount of the Commitments of all the DIP Lenders up to the Maximum Commitment Amount.
“Condemnation” means any taking by a Governmental Authority of property or assets, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation or in any other manner.
“Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, or (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation, or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, Securities or services primarily for the purpose of assuring the owner of any such primary obligation, of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof.

“Control Agreement” means, with respect to a Securities Account or a Deposit Account, an agreement, in form and substance reasonably satisfactory to the Collateral Agent, which effectively gives “control” (as defined in the UCC) to the Collateral Agent in such Securities Account and all investment property contained therein or such Deposit Account and all funds contained therein, as the case may be.
“Copyrights” means all current and future (i) copyright rights, including mask work rights and rights in and to published and unpublished works of authorship in any medium, arising under the laws of the United States, any other country, or union of countries, or any political subdivision of any of the foregoing, whether registered or unregistered and whether published or unpublished (ii) all registrations and recordings thereof, and all applications in connection therewith, (iii) all extensions and renewals thereof, (iv) all rights corresponding thereto throughout the world, including without limitation, all registrations, recordings and applications in the United States Copyright Office, (v) all rights to sue for past, present and future infringement thereof and all rights to receive proceeds, payments and distributions made in connection with the foregoing and (vi) all other rights of any kind whatsoever accruing thereunder or pertaining thereto including rights to income, proceeds of such receivables and royalties from the exploitation thereof.
“Debtor” means a Borrower as debtor and debtor-in-possession in its Chapter 11 Case and “Debtors” means the Debtors, collectively.
“Default” means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.
“Deposit Account” means a “deposit account” as that term is defined in Article 9 of the UCC.
“DIP Lenders” means, collectively, the lenders identified on the signature pages hereof, together with their respective successors and permitted assigns, each a “DIP Lender.”
“DIP Liens” has the meaning ascribed to such term in Section 10.01.
“DIP Loans” has the meaning ascribed to such term in Section 2.01(a).
“Disposition” means any transaction, or series of related transactions, pursuant to which a Borrower or any of its subsidiaries conveys, sells, leases or subleases, assigns, transfers or otherwise disposes of any part of its business, property or assets (whether now owned or hereafter acquired) to any other Person, in each case whether or not the consideration therefor consists of cash, Securities or other assets, excluding any sales of Inventory in the ordinary course of business.
“Dollar”, “Dollars” and the symbol “$” each means lawful money of the United States of America.
“Eligible Assignee” means (a) a DIP Lender; (b) Affiliate of a DIP Lender; and (c) any other Person approved by the Administrative Agent.

“Entry Date” means the date of the entry of the Final Order.
“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Governmental Authority or other Person alleging violations of, or liability under, any Environmental Law or Releases of Hazardous Materials on, in, at, to, from or under (i) any assets, properties or businesses of a Borrower or any of its predecessors in interest, and (ii) any facilities which received Hazardous Materials generated by a Borrower or any of their predecessors in interest.
“Environmental Laws” means any federal, state, local or foreign law or regulation relating to the protection of the environment or health and safety including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.) and any other law, including common law, relating to the environment (including, without limitation, laws relating to the storage, generation, use, handling, manufacture, processing, labeling, advertising, sale, display, transportation, treatment, reuse, recycling, release and disposal of Hazardous Materials), as such laws may be amended or otherwise modified from time to time, and any other present or future federal, state, provincial, local or foreign statute, ordinance, rule, regulation, order, judgment, decree, permit, license or other binding determination (including the common law) of any Governmental Authority imposing liability or establishing standards of conduct for protection of the environment.
“Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any environmental condition or a Release of Hazardous Materials from or onto (a) any property presently or formerly owned by a Borrower, or (b) any facility which received Hazardous Materials generated by a Borrower.
“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs or otherwise relating to any Environmental Law.
“Equipment” means, with respect to any Person, all of such Person’s now owned or hereafter acquired right, title, and interest with respect to equipment (including, without limitation, “equipment” as such term is defined in Article 9 of the UCC), machinery, machine tools, motors, furniture, furnishings, fixtures, vehicles, tools, parts, goods (other than consumer goods, farm products, or Inventory), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

“Equity Interest” means, with respect to any Person: (i) any shares of capital stock of, or other ownership or profit interests in, such Person, whether preferred or common and whether voting or nonvoting (including, without limitation, partnership, membership or trust units or interests therein); (ii) any warrant, option or other right to purchase or otherwise acquire from such Person shares or interests of the type described in clause (i) above; and (iii) any security convertible into or exchangeable for any shares or interests of the type described in clause (i) or (ii) above, in each case whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.
“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a “controlled group” within the meaning of Sections 414(b), (c), (m) and (o) of the Code.
“ERISA Event” means (a) a Reportable Event with respect to any Benefit Plan, (b) the filing of a notice of intent to terminate a Benefit Plan in a distress termination (as described in Section 4041(c) of ERISA), (c) the institution by the Pension Benefit Guaranty Corporation of proceedings to terminate a Benefit Plan or Multiemployer Plan, (d) the appointment of a trustee to administer any Benefit Plan under Section 4042 of ERISA, or (e) any event requiring a Borrower or any ERISA Affiliate to provide security to a Benefit Plan under Section 401(a)(29) of the Code.
“Escrow Account” means a non-interest-bearing account established by the Administrative Agent into which funds from each of the DIP Lenders in the amount of their respective Commitments shall be deposited on the Closing Date.
“Event of Default” has the meaning ascribed to such term in Section 10.01.
“Excluded Taxes” means, with respect to the Administrative Agent, the Collateral Agent, any DIP Lender, or any other recipient of any payment to be made by or on account of any Obligation hereunder, Taxes imposed on or measured by the overall net income (however denominated) of such recipient, franchise Taxes (whether or not in lieu of net income Taxes) and branch profit Taxes, in each case imposed on such recipient by a jurisdiction (or any political subdivision thereof) as a result of the recipient being organized or having its principal office or, in the case of any DIP Lender, its applicable lending office in such jurisdiction.
“Federal Reserve Board” or the “Board” means the Board of the Federal Reserve System or any Governmental Authority succeeding to its functions.
“Filing Deadline” has the meaning ascribed to such term in the definition of Plan Milestone.
“Final Order” means an order of the Bankruptcy Court, in form and substance satisfactory to the Administrative Agent and Instructing Group, which (a) contains substantially the same provisions as the Interim Order (including reaffirming (x) that the DIP Lenders are extending credit to Borrowers in good faith (within the meaning of Section 364(e) of the Bankruptcy Code) under this Agreement and (y) the granting of priming Liens and superpriority position provided in connection with the Interim Order), (b) is not subject to vacatur, amendment, modification, reversal or stay without the prior written consent of the Instructing Group and (c) reaffirms the grant of protections to be accorded to the Administrative Agent and the DIP Lenders described herein.

“Financial Statements” has the meaning ascribed to such term in Section 7.01.
“Financing Orders” means both the Interim Order and the Final Order.
“FINRA” means the Financial Industry Regulatory Authority or any successor thereto exercising similar authority.
“First Day Orders” means the Interim Order and all other orders entered by the Bankruptcy Court on the Petition Date or within five (5) Business Days of the Petition Date or based on motions filed on the Petition Date.
“Fiscal Month” means each calendar month of Borrowers consisting of a four (4) or five (5) week period.
“Fiscal Quarter” means the calendar quarter of Borrowers ending on or about each March 31, June 30, September 30 and December 31 of any Fiscal Year.
“Fiscal Year” means the fiscal year of Borrowers ending on December 31.
“Fund” means any Person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit.
“Funded DIP Loans” has the meaning ascribed to such term in Section 2.01(a).
“Funding Date” means, with respect to any DIP Loan, the date upon which the amount of the DIP Loan is advanced to a Borrower.
“GAAP” means generally accepted accounting principles in effect from time to time in the United States, provided that, for the purpose of the financial amounts and the definitions used herein, “GAAP” means generally accepted accounting principles in effect on the date hereof and consistent with those used in the preparation of the financial statements, and provided further that, if there occurs after the date of this Agreement any change in GAAP that affects in any material respect the calculation of any financial covenant contained in ARTICLE XI, the Administrative Agent and Borrowers shall negotiate in good faith an amendment to such financial covenant and any other provision of this Agreement that relates to the calculation of such financial covenant with the intent of having the respective positions of the DIP Lenders and Borrowers after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, after the execution of any such amendment or consent by the Instructing Group in connection with any such change in GAAP, “GAAP” means generally accepted accounting principles in effect on the effective date of such amendment or consent. Until any such amendments have been agreed upon, the covenants in ARTICLE XI shall be calculated as if no such change in GAAP has occurred.

“General Intangibles” means general intangibles (as that term is defined in the UCC).
“Governing Documents” means, (a) with respect to any corporation, (i) the articles or certificate of incorporation (or the equivalent organizational documents) of such corporation, (ii) the by-laws (or the equivalent governing documents) of the corporation and (iii) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any class or series of such corporation’s capital stock; (b) with respect to any general partnership, (i) the partnership agreement (or the equivalent organizational documents) of such partnership, and (ii) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any of the partnership interests; (c) with respect to any limited partnership, (i) the partnership agreement (or the equivalent organizational documents) of such partnership, (ii) a certificate of limited partnership (or the equivalent organizational documents), and (iii) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any of the partnership interests; and (d) with respect to any limited liability company, (i) the certificate of formation (or equivalent filings) of such limited liability company, (ii) the limited liability company agreement (or the equivalent organizational documents) of such limited liability company, and (iii) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any of such company’s membership interests; including, in each case, all agreements and other documents establishing voting limitations and rights, puts, calls, options and other arrangements among holders of Equity Interests in such corporation, partnership or limited liability company.
“Governmental Authority” means any nation or government, any federal, state, provincial, city, town, municipal, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Hazardous Materials” means (a) any element, compound or chemical that is regulated under any Environmental Law including any substance that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any waste exhibiting a hazardous characteristic, including, but not limited to, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (e) friable asbestos-containing materials.

“Highest Lawful Rate” has the meaning ascribed to such term in Section 4.01(c). “Indebtedness” means, without duplication, with respect to any Person, (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business irrespective of when paid); (c) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (d) all obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even if the rights and remedies of the lessor, seller and/or lender thereunder are limited to repossession or sale of such property; (e) all Capitalized Lease Obligations of such Person; (f) all obligations and liabilities of such Person as an account party, in respect of letters of credit, bankers’ acceptances and similar facilities; (g) all Contingent Obligations; and (h) all obligations referred to in clauses (a) through (g) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, provided that the amount of Indebtedness of others that constitutes Indebtedness solely by reason of this clause (h) shall not for purposes of this Agreement exceed the fair market value of the properties or assets subject to such Lien. The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer that is required to be consolidated under GAAP to the extent such Person would be liable therefor under Applicable Law or any agreement or instrument by virtue of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person shall not be liable therefor.
“Indemnified Matters” has the meaning ascribed to such term in Section 13.16.
“Indemnified Taxes” means all Taxes imposed upon or with respect to payments from a Borrower to the Administrative Agent, the Collateral Agent, any DIP Lender, or any other recipient of any payment to be made by or on account of any Obligation hereunder, other than Excluded Taxes.
“Indemnitees” has the meaning ascribed to such term in Section 13.16.
“Instructing Group” means a committee composed of three of the DIP Lenders appointed by DIP Lenders holding more than 50% of the aggregate Loan Exposure of all DIP Lenders (a “Majority In Interest of DIP Lenders”). The initial Instructing Group consists of Gavin Sargent, Noburo Muto and Bob Sagarino. Any member of the Instructing Group may be removed and/or replaced by a Majority In Interest of DIP Lenders at any time for any reason or no reason and all actions of the Instructing Group shall require the unanimous consent of the members thereof.
“Intellectual Property” means all current and future: (a) Trademarks; (b) Patents (c) other inventions and discoveries, whether patentable or not; (d) Trade Secrets; (e) Copyrights; (f) Internet domain names; (g) other materials, information, data and works whether copyrightable or not (including without limitation customer lists, software, databases and other compilations of information) and (h) any and all other know-how, technology, software, hardware, intellectual property or proprietary rights.
“Intellectual Property Contracts” means all agreements concerning Intellectual Property to which a Borrower is a party including, without limitation, licenses or other agreements granting a Borrower rights to use Intellectual Property, non-assertion agreements, settlement agreements, licenses or other agreements granting rights to third parties to use Intellectual Property listed on Schedule 6.01(p), Trademark coexistence agreements and Trademark consent agreements.

“Interest Payment Date” means (a) with respect to all DIP Loans, the last Business Day of each month commencing on the first such date to occur after the Closing Date and the Maturity Date; and (b) with respect to the amount of any DIP Loans that are prepaid, the date of such prepayment.
“Interest Rate” means interest at a rate equal to ten percent (10%) per annum.
“Interim Availability Amount” means, until the Entry Date, the lesser of (a) $1,000,000 and (b) the amount authorized by the Bankruptcy Court in the Interim Order to be borrowed by Borrowers under this Agreement.
“Interim Order” means an order of the Bankruptcy Court in substantially the form attached hereto as Exhibit D-1, which, prior to the entry of the Final Order, shall remain in full force and effect and shall not have been stayed, reversed, vacated or otherwise modified without the prior written consent of the Administrative Agent and the Instructing Group.
“Inventory” means all Borrowers’ now owned or hereafter acquired right, title, and interest with respect to (a) all “inventory” as defined in Article 9 of the UCC, and (b) all goods held for sale or lease or to be furnished under contracts of service or so leased or furnished, all raw materials, work in process, finished goods, and materials used or consumed in the manufacture, packing, shipping, advertising, selling, leasing, furnishing or production of such inventory or otherwise used or consumed in Borrowers’ business; all goods which are returned to or repossessed by a Borrower; and all software, computer programs, or other Intellectual Property embedded in any of the foregoing and all accessions thereto and products thereof (in each case, regardless of whether characterized as inventory under the UCC).
“Investment” means, with respect to any Person, (a) any purchase or other acquisition by that Person of Securities, or of a beneficial interest in Securities, issued by any other Person, (b) any purchase by that Person of all or substantially all of the assets of a business conducted by another Person, (c) any joint venture, and (d) any direct or indirect loan, advance (other than prepaid expenses, accounts receivable, advances and other loans to employees including, without limitation, employee forgivable loans and similar items made or incurred in the ordinary course of business) or capital contribution by that Person to any other Person, including all Indebtedness owing to such Person arising from a sale of any property or assets by such Person other than in the ordinary course of its business.
“IRS” means the Internal Revenue Service or any successor federal tax Governmental Authority.
“Isolagen” means, Isolagen, Inc., a Delaware corporation.
“Lender Expenses” has the meaning ascribed to such term in Section 13.04.
“Lender Group” means, individually and collectively, each of the Agents and the DIP Lenders.
“Lender-Related Persons” means, with respect to any DIP Lender, such DIP Lender, together with such DIP Lender’s Affiliates, and the officers, directors, employees, counsel, advisors, agents, and attorneys-in-fact of such DIP Lender and such DIP Lender’s Affiliates.

“Lien” means any lien, security interest or other charge of any kind, or any other type of preferential arrangement intended to have the effect of a lien or security interest, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.
“Loan Documents” means this Agreement, the Notes, if any, the Security Documents, if any, and all other agreements, instruments, and other documents executed and delivered by either Borrower pursuant hereto or thereto or otherwise evidencing or securing any DIP Loan.
“Loan Exposure” means, with respect to any DIP Lender, as of any date of determination (a) prior to the funding of the DIP Loans in full, such DIP Lender’s Commitment plus the such DIP Lender’s Pro Rata Share of the outstanding DIP Loans, and (b) after the funding of the DIP Loans in full and the termination of the Commitments under this Agreement, the outstanding principal amount of the DIP Loans of such DIP Lender.
“Material Adverse Effect” means a material adverse effect on (a) the business, operations, properties, assets, condition (financial or otherwise) or prospects of either Borrower, (b) the ability of either Borrower to perform its obligations hereunder or under any of the other Loan Documents, or (c) the rights or remedies of the Administrative Agent, Collateral Agent or any DIP Lender hereunder or under any other Loan Document.
“Maturity Date” means the earliest of (a) December 31, 2009 or such later date to which the Instructing Group may agree in their discretion, (b) thirty (30) days after the entry of the Interim Order if the Final Order has not been entered prior to the expiration of such thirty (30) day period (as such period may be extended with the consent of the Administrative Agent), (c) the date on which all Obligations become due as the result of an acceleration pursuant to Section 11.04, and (d) the substantial consummation (as defined in Section 1101 of the Bankruptcy Code) of a plan of reorganization that is confirmed pursuant to an order entered by the Bankruptcy Court in any of the Chapter 11 Cases unless such plan is an Acceptable Plan and the DIP Lenders have agreed to make additional DIP Loans in accordance with the provisions of Section 2.01(b) and to waive the provisions of this clause (d) with respect to their outstanding DIP Loans.
“Maximum Commitment Amount” means $2,750,000 (subject to increase, in the discretion of the DIP Lenders, in connection with the exercise of their right to provided additional financing under Section 2.01(b)(ii) hereof).
“Moody’s” means Moody’s Investor Service.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which a Borrower or any of its ERISA Affiliates has contributed, or has been obligated to contribute, at any time during the preceding six years, or has liability.

“Net Cash Proceeds” means all cash and Cash Equivalents received by a Borrower from time to time in connection with a Disposition (whether as initial consideration or through the payment of deferred consideration) other than a Disposition permitted under Section 9.04, after deducting therefrom only (a) the principal amount of any Indebtedness of such Borrower secured by any Permitted Encumbrance on any asset that is the subject of the Disposition (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Disposition (other than Indebtedness under this Agreement), (b) reasonable fees and expenses related thereto reasonably incurred by such Borrower in connection therewith, and (c) a provision for any Taxes to be paid or reasonably estimated to be payable, in connection with such Disposition (after taking into account any tax credits or deductions and any tax sharing arrangements).
“Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.
“Net Insurance Proceeds” means the amount of any insurance proceeds received by a Borrower or any of its subsidiaries from time to time in connection with Casualty, key man life insurance, business interruption insurance or other insurance, but excluding, with respect to Casualty, any proceeds or awards required to be paid to a creditor (other than the DIP Lenders) which holds a first-priority Lien permitted pursuant to this Agreement on the property which is the subject of Casualty after deducting therefrom only (a) a reserve for any Taxes to be paid or estimated by such Borrower to be paid as a result of such Casualty, and (b) to the extent not excluded above, payments to retire Indebtedness where payment of such Indebtedness is required in connection with such Casualty.
“Note” means a promissory note in substantially the form attached as Exhibit E-1 payable to a DIP Lender pursuant to Section 2.04.
“Obligations” means all DIP Loans, advances, debts, liabilities, obligations, covenants and duties, owing by Borrowers to the Administrative Agent, the Collateral Agent, any DIP Lender, any Affiliate of any DIP Lender, or any Person entitled to indemnification pursuant to Section 13.16 of this Agreement, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, interest rate contract, foreign exchange contract or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, but in all such circumstances only to the extent now existing or hereafter arising or however acquired, arising under or in connection with this Agreement, the Notes or any other Loan Document. The term includes all interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), charges, expenses, fees, attorneys’ fees and disbursements and any other sum chargeable to Borrowers under this Agreement, the Notes, or any other Loan Document.
“Operating Lease” means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capitalized Lease other than any such lease under which that Person is the lessor.

“Other Taxes” has the meaning ascribed to such term in Section 3.04(b).
“Participant” has the meaning ascribed to such term in Section 13.08(e).
“Patents” means: (a) all current and future letters patent of the United States or any other country, union of countries or any political subdivision of any of the foregoing, all registrations and recordings thereof, all applications for letters patent of the United States or any other country, union of countries or any political subdivision of any of the foregoing, including without limitation, registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or Territory thereof, or any other country and all patentable inventions and improvements described and claimed in any of the foregoing, (b) all reissues, continuations, continuations-in-part, divisions, renewals, or extensions thereof and all amendments and supplements thereto and improvements thereon, (c) all rights to sue for past, present and future infringement of the foregoing including in the case of each of (a) and (b) and any Intellectual Property Contracts related to Patents, all rights corresponding thereto in the United States and in every other country, union of countries or any political subdivision of any of the foregoing, including the right to make, use, lease, license, sell and otherwise transfer the technology or inventions disclosed therein, all proceeds, payments and distributions made in connection with the foregoing, including without limitation, all income and proceeds thereof and all license royalties and proceeds of infringement suits.
“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Title III of Pub. L. No. 107-56 (signed into law October 26, 2001).
“Permitted Encumbrances” means:
(a) Liens imposed by law for unpaid utilities and taxes, assessments or governmental charges or levies that are not yet due or are being contested in a Permitted Protest, provided that a stay of enforcement of any such Lien is in effect;
(b) landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue or are being contested in a Permitted Protest, provided that a stay of enforcement of any such Lien is in effect;
(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security or employment laws or regulations or similar legislation or to secure public, statutory or regulatory obligations;
(d) deposits to secure the performance of bids, trade contracts, government contracts, leases, statutory or regulatory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) deposits made in connection with utility services and deposits required under any lease specifically permitted by this Agreement;
(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and which individually or in the aggregate do not have a Material Adverse Effect;
(g) pre-petition Liens existing on the Closing Date and listed on Schedule P hereto, in each case solely to the extent that such Liens are or are made junior to the DIP Loans and the Liens securing the DIP Loans under section 364(d) of the Bankruptcy Code unless otherwise expressly agreed in writing by the Instructing Group;
(h) any interest or title of a lessor, sublessor, licensee or licensor under any Operating Lease or license agreement entered into in the ordinary course of business and not interfering in any material respect with the business of Borrowers;
(i) Liens held by the Pre-Petition Agent on behalf of the Pre-Petition Lenders pursuant to the Pre-Petition Loan Documents; and
(j) Liens under this Agreement and the other Loan Documents pursuant to the Interim Order and the Final Order.
“Permitted Indebtedness” means:
(a) the Pre-Petition Indebtedness;
(b) Indebtedness of Borrowers under this Agreement or other Loan Documents;
(c) Intercompany indebtedness owed to either Borrower;
(d) Indebtedness under performance bonds, surety bonds and letter of credit obligations to provide security for worker’s compensation claims, in each case, incurred in the ordinary course of business;
(e) Contingent Obligations with respect to endorsements of checks and other negotiable instruments for deposit or collection;
(f) to the extent constituting Contingent Obligations, indemnification obligations and other similar obligations of a Borrower in favor of directors, officers, employees, consultants or agents of such Borrower extended in the ordinary course of business;
(g) Contingent Obligations with respect to customer deposits received in the ordinary course of business; and
(h) Indebtedness disclosed in the Agreed Budget.

“Permitted Protest” means the right of a Person to protest any Lien (other than a Lien that secures all or any portion of the Obligations) or taxes, provided that (a) a reserve with respect to such obligation is established, if required, by such Person in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently and in good faith by such Person, and (c) if such Permitted Protest or any Lien is for an amount in excess of $50,000 and the Administrative Agent determines in the exercise of its reasonable discretion, that such Lien could not reasonably be or become senior to, or have or obtain priority over, any Lien in favor of the Collateral Agent in or to any portion of the Collateral.
“Person” means any individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or Governmental Authority.
“Petition Date” has the meaning ascribed to such term in the recitals hereto.
“Plan Milestone” means any of the following:
(a) the filing by the Debtors with the Bankruptcy Court of an Acceptable Disclosure Statement and an Acceptable Plan not later than the date (the “Filing Deadline”) that is ten (10) days after the Petition Date;
(b) the holding of a hearing and approval of an Acceptable Disclosure Statement by the Bankruptcy Court on or before July 20, 2009; and
(c) entry of an order of the Bankruptcy Court, in form and substance acceptable to the Instructing Group, evidencing the confirmation of an Acceptable Plan on or before August 17, 2009.
“Pre-Petition Agent” means Viriathus in its capacity as agent of the Pre-Petition Lenders under the Collateral Rights Agreement.
“Pre-Petition Borrowers” has the meaning ascribed to such term in the definition of Pre-Petition Credit Agreement.
“Pre-Petition Collateral” means the Pre-Petition Borrower’s 57% interest in Agera Laboratories, Inc. and any proceeds thereof securing the Pre-Petition Indebtedness under the Pre-Petition Loan Documents.
“Pre-Petition Credit Agreement” means, collectively, the Secured Promissory Note and Security Agreement dated April 30, 2009 from Isolagen (in such capacity, “Pre-Petition Borrower”) in favor of each of the Pre-Petition Lenders in the aggregate principal amount of $500,417.
“Pre-Petition Indebtedness” means Indebtedness of Pre-Petition Borrower immediately prior to the Petition Date under the Pre-Petition Loan Documents.
“Pre-Petition Lenders” means the Persons identified on Schedule PP hereto and their respective successors and permitted assigns (each a “Pre-Petition Lender”).

“Pre-Petition Loan Documents” means the Pre-Petition Credit Agreement, the Collateral Rights Agreement and the other documents related thereto and entered into in conjunction with the credit facilities referenced therein.
“Professional Expense Cap” has the meaning ascribed to such term in the definition of Carve-Out.
“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.
“Pro Rata Share” means, with respect to any DIP Lender, the percentage obtained by dividing (x) such DIP Lender’s Loan Exposure by (y) the aggregate Loan Exposure of all DIP Lenders.
“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by either Borrower in any real property.
“Register” has the meaning ascribed to such term in Section 13.08(d).
“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.
“Registered Intellectual Property” means all (i) Intellectual Property that has been registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office or such other similar filing offices, domestic or foreign, as applicable and (ii) domain names.
“Regulation T”, “Regulation U”, and “Regulation X” mean, respectively, Regulations T, U, and X of the Federal Reserve Board or any successor, as the same may be amended or supplemented from time to time.
“Related Party”, as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to vote ten percent (10%) or more of the Securities having voting power for the election of directors of such specified Person or otherwise to direct or cause the direction of the management and policies of such specified Person, whether through the ownership of voting Securities or by contract or otherwise.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including ambient air, soil, surface or ground water in violation of any Environmental Law.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (b) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (c) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (d) any other actions authorized by 42 U.S.C. § 9601.
“Reorganized ILE” means Isolagen as reorganized under the Bankruptcy Code following confirmation of an Acceptable Plan under, inter alia, Bankruptcy Code Sections 1129, 1141, 1142, 1145 et seq.
“Reportable Event” means any of the events described in Section 4043(c) of ERISA or the regulations thereunder other than a Reportable Event as to which the provision of thirty (30) days’ notice to the Pension Benefit Guaranty Corporation is waived under applicable regulations.
“Requirements of Law” means, as to any Person, the charter and by-laws or other organizational or Governing Documents of such Person, and any law, ordinance, rule, regulation, requirement, or determination of an arbitrator or a court or other Governmental Authority, including, without limitation, the Bankruptcy Court, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including, without limitation, the Patriot Act, the Securities Act, the Securities Exchange Act, Regulations T, U and X, ERISA, the Internal Revenue Code, the Fair Labor Standards Act and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or Permit or environmental, labor, employment, occupational safety or health law, rule or regulation.
“Responsible Officer” means, with respect to Borrowers, either Borrower’s chief financial officer, treasurer, or other Senior Officer.
“Restricted Payments” means, with respect to any Person, (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of such Person, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, or any other purchase or other acquisition for value, direct or indirect, of, any Equity Interest of such Person now or hereafter outstanding, and (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Indebtedness which is contractually subordinated to the Obligations or to the Pre-Petition Indebtedness.
“Restructuring Agreement” means that certain Restructuring Agreement dated as of June  _____, 2009 by and among the Borrowers, Viriathus Holdings LLC, the Pre-Petition Agent, as agent for the Pre-Petition Lenders, and the noteholders party thereto, and the Term Sheet annexed thereto.

“Sale Milestone” means, if Debtors do not file an Acceptable Disclosure Statement and an Acceptable Plan by the Filing Deadline, any of the following:
(a) the execution and delivery of an Asset Purchase Agreement by all parties thereto and filing of a motion with the Bankruptcy Court seeking approval of the Bid Procedures Order on or before June 26, 2009;
(b) entry of an order of the Bankruptcy Court in form and substance acceptable to the Instructing Group establishing the Bid Procedures (the “Bid Procedures Order”) on or before July 8, 2009;
(c) the completion of an auction in accordance with the Bid Procedures Order on or before August 13, 2009;
(d) (i) the holding of a hearing by the Bankruptcy Court regarding the sale of all or substantially all of the assets of Borrowers in accordance with the Bid Procedures Order and an Asset Purchase Agreement (at which hearing the Bankruptcy Court shall have indicated its approval of the foregoing) on or before August 14, 2009 and (ii) an order of the Bankruptcy Court, in form and substance acceptable to the Instructing Group, evidencing the approval described in the foregoing clause (i) entered on or before August 14, 2009; and
(e) the closing of the Asset Sale on or before August 17, 2009 unless extended by agreement of the purchaser and the Debtors.
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.
“SEC” means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.
“Secured Parties” means the Collateral Agent and the DIP Lenders.
“Securities” means any capital stock, shares, voting trust certificates, bonds, debentures, notes, loans or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing, but shall not include the Obligations.
“Securities Account” has the meaning provided in Section 8-501(a) of the UCC.
“Securities Act” means the Securities Act of 1933, as amended, or any successor Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.
“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

“Security Documents” means any UCC financing statements, the Control Agreements, and any other documents granting or perfecting a Lien upon any portion of the Collateral as security for all or any part of the Obligations.
“Senior Officer” means, with respect to Borrowers, either Borrower’s president, chief executive officer, chief operating officer or chief financial officer.
“Sub-Arranger” means any FINRA-registered broker-dealer the services of which have been enlisted by the Arranger to solicit or arrange for the participation by any Person as a DIP Lender under this Agreement.
“Subsidiary” means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, association or other entity (a) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, or (b) of which more than 50% of (i) the outstanding capital stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors of such corporation, (ii) the interest in the capital or profits of such partnership or limited liability company, or (iii) the beneficial interest in such trust or estate is, in respect of each of (i), (ii) and (iii) above, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person.
“Super-Priority Claims” has the meaning ascribed to such term in the Interim Order or Financing Order, as applicable.
“Taxes” means any and all present or future taxes, levies, imposts, deductions, charges or withholdings imposed by any Governmental Authority.
“Technologies” means, Isolagen Technologies, Inc., a Delaware corporation.
“Trademarks” means all current and future United States, state and foreign trademarks, trade names, corporate names, company names, business names, fictitious business names, internet domain names, trade dress, service marks, certification marks, collective marks, logos, all indicators of the source of goods or services, designs and general intangibles of a like nature whether registered or unregistered and all common law rights related thereto, all registrations, recordings and applications for any of the foregoing including, but not limited to the registrations and applications referred to in Section 6.01(p) (as such schedule may be amended or supplemented from time to time), but excluding all intent-to-use United States trademark applications until an amendment to allege use or statement of use has been filed under 15 U.S.C. § 1051(c) or 15 U.S.C. § 1051(d), accepted by the United States Patent and Trademark Office upon which such application shall automatically be subject to the security interest granted herein and deemed to be included in the Collateral, all extensions or renewals of any of the foregoing, all of the goodwill of the business connected with the use of and symbolized by the foregoing, the right to sue for past, present and future infringement or dilution of any of the foregoing or for any injury to goodwill, and all proceeds of the foregoing, including without limitation licenses, royalties, income, payments, claims, damages, and proceeds of suit, which are owned or licensed by a Borrower.

“Trade Secrets” means all (i) trade secrets and all other confidential or proprietary information and intangible and tangible know-how, including drawings, formulae, schematics, designs, plans, processes, supplier lists, business plans, business methods and prototypes, now or hereafter owned or used in the business of a Borrower throughout the world (all of the foregoing being collectively called a “Trade Secret”), whether or not such Trade Secret has been reduced to a writing or recorded in another medium, including all documents and things embodying, incorporating, or referring in any way to such Trade Secret, and (ii) the right to sue for past, present and future misappropriation or other violation of any Trade Secret, and all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages and proceeds of suit.
“UCC” means the Uniform Commercial Code as enacted in the State of New York, as amended from time to time; provided that if by reason of mandatory provisions of law, the perfection, the effect of perfection or non-perfection or priority is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
Section 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.
Section 1.03 Accounting and Other Terms. Unless otherwise expressly provided herein, each accounting term used herein has the meaning given to it under GAAP. All terms used in this Agreement which are defined in Article 8 or Article 9 of the UCC and which are not otherwise defined herein shall have the same meanings herein as set forth therein.
Section 1.04 Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern standard time or Eastern daylight saving time, as in effect in New York, New York on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, however, that with respect to a computation of fees or interest payable to the Administrative Agent or the DIP Lenders, such period shall in any event consist of at least one full day.

ARTICLE II
THE FACILITY
Section 2.01 DIP Loans.
(a) Escrow of Commitments. Subject to the terms and conditions set forth in this Agreement, including ARTICLE V hereof, each DIP Lender hereby severally agrees to transfer to the Escrow Account, by wire transfer of immediately available funds in accordance with wire instructions delivered to the DIP Lenders by the Administrative Agent, on the Closing Date an amount equal to such DIP Lender’s Commitment as set forth opposite on DIP Lender’s signature page to this Agreement.
(b) DIP Loans.
(i) Subject to the terms and conditions set forth in this Agreement, including ARTICLE V hereof, the Administrative Agent shall make advances (each, a “DIP Loan” and collectively, the “DIP Loans”) to Borrowers on behalf of each DIP Lender on each Funding Date for such DIP Loans (each of which, once funded, shall be a “Funded DIP Loan”) provided, that (i) prior to the Entry Date, the aggregate amount of DIP Loans shall not exceed, and no DIP Loan shall be made on behalf of any DIP Lender if, after giving effect to the making of such DIP Loan and the simultaneous application of the proceeds thereof, the aggregate amount of outstanding DIP Loans would exceed, (x) with respect to any DIP Lender, its Pro Rata Share of the Interim Availability Amount and (y) for all DIP Lenders collectively, the Interim Availability Amount and (ii) on and after the Entry Date, the aggregate amount of DIP Loans made on behalf of the DIP Lenders shall not exceed, and no DIP Loan shall be made on behalf of any DIP Lender if, after giving effect to the making of such DIP Loan and the simultaneous application of the proceeds thereof, the aggregate amount of outstanding DIP Loans would exceed, (x) with respect to any DIP Lender, the principal amount set forth on such DIP Lender’s signature page to this Agreement and (y) for all DIP Lenders collectively, the Maximum Commitment Amount.
(ii) Notwithstanding the provisions of Section 2.01(b)(i), if the Debtors have met all of the Plan Milestones, the DIP Lenders shall have the right, but not the obligation, to make additional DIP Loans, on and in accordance with the terms and provisions of this Agreement (as the same may be amended in connection with such additional financing), up to such aggregate amount as the DIP Lenders may agree among themselves, provided that in no event shall the aggregate amount of DIP Loans made under this Agreement exceed $3,000,000. Each DIP Lender agreeing to make additional DIP Loans shall deposit in the Escrow Account the maximum amount of additional DIP Loans it has agreed to make at the time it agrees to make such additional DIP Loans. If and to the extent that funds remain in the Escrow Account at the Maturity Date, the Administrative Agent shall return such funds to the DIP Lenders as promptly as possible thereafter, without interest, pro rata in proportion to their respective Pro Rata Shares.

(c) Borrowing Request. Borrowers shall deliver to the Administrative Agent a Borrowing Request not later than 1:00 P.M. on the day that is at least three (3) Business days prior to each proposed Funding Date. Such Borrowing Request shall specify the proposed Funding Date, which must be a Business Day and contain the other information specified in the form of Borrowing Request attached as Exhibit B-1, together with a certification that the conditions precedent to the funding of such DIP Loan under ARTICLE V have been satisfied. Borrowers shall not deliver a Borrowing Request more frequently than once daily unless authorized by the Administrative Agent. At the Administrative Agent’s election, in lieu of delivering the above-described written request, Borrowers may give the Administrative Agent telephonic notice of such request by the required time. In such circumstance, Borrowers agree that any telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.
(d) Making the DIP Loans. The Administrative Agent shall promptly notify each DIP Lender of the amount of DIP Loans requested by Borrowers and the proposed Funding Date. Subject to the satisfaction of the conditions precedent set forth in this Agreement, including Section 2.01(b) and ARTICLE V, the Administrative Agent shall make the DIP Loans to Borrowers on behalf of the DIP Lenders on the Funding Date. A Borrowing Request given pursuant to Section 2.01(b) shall be irrevocable and binding on Borrowers, unless the Borrowing Request is not honored by the Administrative Agent.
(e) Funding of DIP Loan Commitments. Except as otherwise provided in this Section 2.01(e), all DIP Loans under this Agreement shall be made on behalf of the DIP Lenders simultaneously and proportionately in accordance with their Pro Rata Shares. The failure of any DIP Lender to deposit the amount of its Commitment with the Administrative Agent shall not relieve any other DIP Lender of such other DIP Lender’s obligation to deposit its Commitment as provided herein nor shall the Commitment of any DIP Lender be increased or decreased as a result of any such failure.
(f) Repayment of DIP Loans. The aggregate principal amount of the DIP Loans shall be payable by Borrowers in full on the Maturity Date or upon such earlier date as the Obligations may have become due by operation of Section 3.02, by acceleration or otherwise. Amounts borrowed pursuant to this Section 2.01 may be repaid at any time during the term of this Agreement and may not be reborrowed.
Section 2.02 Use of Proceeds. Proceeds of the DIP Loans shall be utilized to pay for the operating expenses of Borrowers (including, without limitation, payments of fees and expenses to professionals under sections 330 and 331 of the Bankruptcy Code and administrative expenses of the kind specified in section 503(b) of the Bankruptcy Code incurred in the ordinary course of business of Borrowers) and other costs and expenses of administration of the Chapter 11 Cases in accordance with the Agreed Budget and consistent with the terms and conditions hereof; provided, however, that nothing herein shall in way prejudice or prevent the Agents or the DIP Lenders from objecting, for any reason, to any requests, motions or applications made in the Bankruptcy Court, including any applications for interim or final allowances of compensation for services rendered or reimbursement of expenses incurred under clause (a) of Section 105, or Section 330 or 331 of the Bankruptcy Code, by any party in interest. For the avoidance of doubt, except as otherwise provided in the Financing Orders with respect to investigations by any official creditors’ committee appointed in the Chapter 11 Cases, no proceeds of any DIP Loans or any cash collateral shall be available for any fees or expenses incurred in connection with the initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation (i) against the Agents, the DIP Lenders, the Pre-Petition Agent, or the Pre-Petition Lenders, or (ii) in connection with challenging, invalidating, disallowing, recharacterizing, setting aside, avoiding, subordinating, in whole or in part, or taking or attempting to take any other action to render unenforceable, the Pre-Petition Lender s’ or DIP Lenders’ liens, claims, interests and adequate protection, as secured creditors of Borrowers.

Section 2.03 Promise to Pay. Borrowers, jointly and severally, agree to pay (a) the principal amount of the DIP Loans in full on the Maturity Date or such earlier date as they may become due and payable, whether by operation of Section 3.02, by acceleration or otherwise, (b) all Lender Expenses within five (5) days of presentation of an invoice therefor, (c) all unpaid interest accrued, in accordance with the terms of this Agreement and any applicable Note or such earlier date as such amounts may become due and payable, whether by acceleration or otherwise, and (d) all other Obligations when due.
Section 2.04 Notes.
(a) Borrowers’ obligation to pay the principal of, and interest on, the DIP Loans made to Borrowers by each DIP Lender shall be set forth on the Register maintained by the Administrative Agent pursuant to Section 13.08(d) and, subject to the provisions of Section 2.04(c), shall be evidenced by a Note with blanks appropriately completed in conformity herewith.
(b) The Note issued to any DIP Lender shall (i) be executed by Borrowers, (ii) be payable to such DIP Lender or its registered assigns and be dated as of the Funding Date of such DIP Loan, (iii) be in a stated principal amount equal to the principal amount of the DIP Loan of such DIP Lender on the date of the issuance thereof and be payable in the principal amount of such DIP Loan evidenced thereby from time to time, (iv) mature on the Maturity Date, (v) bear interest as provided for herein, and (vi) be entitled to the benefits of this Agreement and the other Loan Documents.
(c) Notwithstanding anything to the contrary contained above or elsewhere in this Agreement, Notes shall only be required hereunder and delivered to those DIP Lenders that at any time specifically request the delivery of such Notes. No failure of any DIP Lender to request or obtain a Note evidencing its DIP Loans to Borrowers shall affect or in any manner impair (i) the obligations of Borrowers to pay the DIP Loans (and all related Obligations) which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, (ii) the Collateral provided for the Obligations pursuant to the Loan Documents, or (iii) any of the rights or remedies of any Agent or any DIP Lender under any Loan Document. At any time when any DIP Lender requests the delivery of a Note to evidence any of its DIP Loans, Borrowers shall promptly execute and deliver to that DIP Lender the requested Note in the appropriate amount or amounts to evidence such DIP Loans.

Section 2.05 Allocation of Proceeds of Collateral. In all circumstances, all proceeds of the Collateral shall be paid over or delivered to the Administrative Agent for distribution as follows:
FIRST, to the payment of all reasonable out-of-pocket costs and expenses of the Administrative Agent and the Collateral Agent (including reasonable attorneys’ fees of one counsel for both the Administrative Agent and the Collateral Agent) in connection with enforcing the rights of the Administrative Agent and the Collateral Agent under the Loan Documents, and to the payment of any fees owed to the Administrative Agent or the Collateral Agent, each in its capacity as such;
SECOND, to the payment of all reasonable out-of-pocket costs and expenses of each of the DIP Lenders (including reasonable attorneys’ fees of one counsel to separately represent the DIP Lenders) in connection with enforcing its rights under the Loan Documents, as applicable, with respect to Borrowers’ Obligations owing to such DIP Lender and to all other Lender Expenses;
THIRD, to the payment of all of Borrowers’ Obligations to the DIP Lenders consisting of accrued fees and interest;
FOURTH, to the payment of the outstanding principal amount of Borrowers’ Obligations under this Agreement and the other Loan Documents;
FIFTH, to all other of Borrowers’ Obligations under this Agreement and the other Loan Documents and other obligations to DIP Lenders which shall have become due and payable under the Loan Documents; and
SIXTH, to the payment of the surplus, if any, to Borrowers or whoever may be lawfully entitled to receive such surplus.
In carrying out the foregoing, (i) amounts received shall be applied equally and ratably in the numerical order provided until exhausted prior to the application to the next succeeding category; and (ii) each of the DIP Lenders shall receive an amount equal to its Pro Rata Share (based on the proportion that the then outstanding DIP Loans held by such DIP Lender bears to the aggregate then outstanding DIP Loans) of amounts available to be applied pursuant to clauses THIRD and FOURTH above.
Section 2.06 Liability of Borrowers.
(a) Borrowers are accepting liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the benefit, directly and indirectly, of Borrowers.
(b) Borrowers hereby irrevocably and unconditionally accept liability with respect to the payment and performance of all of the Obligations (including, any Obligations arising under this Section 2.06). The Obligations of Borrowers under the provisions of this Agreement constitute the absolute and unconditional, full recourse Obligations of Borrowers enforceable against Borrowers to the full extent of their properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(c) Except as otherwise expressly provided in this Agreement, Borrowers hereby waive notice of acceptance of its liability, notice of any advances issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by the Agents or the DIP Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages, and, generally, to the extent permitted by applicable law, all demands, notices, and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Borrowers hereby assent to, and waive notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent, or other action or acquiescence by the Agents or the DIP Lenders at any time or times in respect of any default by a Borrower in the performance or satisfaction of any term, covenant, condition, or provision of this Agreement, any and all other indulgences whatsoever by the Agents or the DIP Lenders in respect of any of the Obligations, and the taking, addition, substitution, or release, in whole or in part, at any time or times, of any security for any of the Obligations. Without limiting the generality of the foregoing, Borrowers assent to any other action or delay in acting or failure to act on the part of any Agent or DIP Lender with respect to the failure by Borrowers to comply with any of its Obligations, including any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.06, afford grounds for terminating, discharging, or relieving a Borrower, in whole or in part, from any of its Obligations under this Agreement. The intention of Borrowers is that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of Borrowers under this Agreement shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.06 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction, or similar proceeding with respect to any Agent or DIP Lender.
(d) Borrowers further represent and warrant to the Agents and the DIP Lenders that Borrowers have read and understand the terms and conditions of the Loan Documents. Each Borrower hereby covenants that it will continue to keep informed of the financial condition of the other Borrower and any guarantor of the Obligations and of all other circumstances that bear upon the risk of nonpayment or nonperformance of the Obligations.
(e) Borrowers waive all rights and defenses arising out of an election of remedies by the Agents or any DIP Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed such Agent’s or such DIP Lender’s rights of subrogation and reimbursement against Borrowers under applicable law.

(f) The provisions of this Section 2.06 are made for the benefit of the Agents, the DIP Lenders and their respective successors and assigns, and may be enforced by it or them from time to time against either Borrower as often as occasion therefor may arise and without requirement on the part of any such Agent, DIP Lender, successor, or assign first to marshal any of its or their claims or to exercise any of its or their rights against the other Borrower or to exhaust any remedies available to it or them against any guarantor or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.06 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations is rescinded or must otherwise be restored or returned by any Agent or DIP Lender upon the insolvency, bankruptcy, or reorganization of either Borrower, or otherwise, the provisions of this Section 2.06 will forthwith be reinstated in effect, as though such payment had not been made.
ARTICLE III
PAYMENTS AND OTHER COMPENSATION; EXIT FINANCING
Section 3.01 No Voluntary Prepayment. Borrowers shall not be entitled to pay all or any portion of the DIP Loans at any time prior to the Maturity Date.
Section 3.02 Mandatory Payments.
(a) Prepayments from Asset Dispositions and Insurance Proceeds. Within one (1) Business Day after the receipt by a Borrower or any subsidiary of a Borrower of any Net Cash Proceeds or Net Insurance Proceeds, Borrowers shall pay an amount equal to 100% of the Net Cash Proceeds or Net Insurance Proceeds received to the Administrative Agent.
(b) Prepayments from Loan Proceeds. On the day of receipt by a Borrower of the net cash proceeds of any Indebtedness incurred by Borrowers (other than a DIP Loan incurred pursuant to this Agreement), Borrowers shall pay to the Administrative Agent (i) an amount equal to 100% of such net cash proceeds as a prepayment of the DIP Loans and (ii) an amount equal to 5% of the amount paid in accordance with clause (i) above as a loan proceeds prepayment penalty.
(c) Application of Proceeds. Subject to Section 2.05, all payments under this Section 3.02 shall be applied to the remaining installments of the Funded DIP Loans in the inverse order of maturity thereof until all of the Funded DIP Loans are repaid in full.
Section 3.03 Payments.
(a) General Provisions. All payments to be made by Borrowers shall be made without set-off, counterclaim or other defense. Except as otherwise expressly provided herein, all payments by Borrowers shall be made to the Administrative Agent for the ratable account of the relevant DIP Lender, Pre-Petition Lenders, Agent, or Pre-Petition Agent, as the case may be, at the Administrative Agent’s office or by wire transfer to such account or accounts as the Administrative Agent shall direct, and shall be made in immediately available funds, no later than 2:00 p.m., on the dates specified herein, as the case may be, to be reimbursed. The Administrative Agent will promptly distribute to the relevant DIP Lender, Pre-Petition Lenders, Agent, or Pre-Petition Agent its applicable share as provided herein or in the Financing Orders, of each such payment in like funds as received. Any payment received by the Administrative Agent later than 2:00 p.m. on any Business Day shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(b) Sharing of Payments. Except as otherwise provided herein, if any DIP Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the DIP Lenders, such DIP Lender shall forthwith purchase from the other DIP Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing DIP Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing DIP Lender, such purchase from each other DIP Lender shall be rescinded and each such other DIP Lender shall repay to the purchasing DIP Lender the amount of the purchase made under this Section 3.03(b) to the extent of such recovery together with an amount equal to such other DIP Lender’s ratable share (according to the proportion of (i) the amount of such DIP Lender’s required repayment to (ii) the total amount so recovered from the purchasing DIP Lender of any interest or other amount paid by the purchasing DIP Lender in respect of the total amount so recovered). Borrowers agree that any DIP Lender so purchasing a participation from another DIP Lender pursuant to this Section 3.03(b) may, to the fullest extent permitted by law, exercise all of its rights (including the DIP Lender’s right of set-off) with respect to such participation as fully as if such DIP Lender were the direct creditor of Borrowers in the amount of such participation.
(c) Apportionment of Payments. Subject to the provisions of Section 2.05, Section 3.01, Section 3.02 and this Section 3.03(c), all payments of principal and interest in respect of outstanding DIP Loans, and all other payments in respect of any Obligations, shall be allocated among the DIP Lenders in proportion to their respective Pro Rata Shares of such Obligations unless otherwise specified in this Agreement, in any other Loan Document, or the Financing Orders.
(d) Payments on Non-Business Days. Whenever any payment to be made by Borrowers hereunder or under the Notes is stated to be due on a day which is not a Business Day, the payment shall instead be due on the next succeeding Business Day (unless such succeeding Business Day would be in the subsequent calendar quarter, in which case such payment shall be made on the immediately preceding Business Day).

Section 3.04 Taxes.
(a) Payment of Taxes. Except as set forth below, any and all payments by Borrowers hereunder, under the Notes or under any other Loan Document shall be made free and clear of and without deduction for any and all Indemnified Taxes. If Borrowers shall be required by law to withhold or deduct any Indemnified Taxes from or in respect of any sum payable hereunder, under the Notes or under any other Loan Document to any DIP Lender or Agent, (x) such sum payable shall be increased by an additional amount so that after making all required withholdings or deductions (including withholdings or deductions applicable to additional amounts payable under this Section 3.04(a)) such DIP Lender or Agent receives an amount equal to the sum it would have received had no such withholdings or deductions been made, (y) Borrowers shall make such withholdings or deductions, and (z) Borrowers shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with Applicable Law.
(b) Other Taxes. Borrowers agree to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from and which relate directly to the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Notes or any other Loan Document, including all such amounts related to the creation, perfection or maintenance of the interests of the Agents and the DIP Lenders in the Collateral and all interest and penalties related thereto (“Other Taxes”).
(c) Indemnification. Borrowers will indemnify each DIP Lender and each Agent against, and reimburse each, within five (5) days of a receipt of written demand therefor, for the full amount of all Indemnified Taxes and Other Taxes (including any Indemnified Taxes or Other Taxes imposed by any Governmental Authority on amounts payable to such Agent or DIP Lender under this Section 3.04(c)) incurred or paid by such DIP Lender or such Agent (as the case may be), or any Affiliate of such DIP Lender or Agent on or with respect to any payment by or on account of any Obligation, and any penalties, interest, and reasonable out-of-pocket expenses paid to third parties arising therefrom or with respect thereto. A certificate as to any amount payable to any Person under this Section 3.04(c) submitted by such Person to Borrowers shall, absent manifest error, be final, conclusive and binding upon all parties hereto.
(d) Receipts. Within thirty (30) days after a request from the Administrative Agent, Borrowers will furnish to the Administrative Agent the original or a certified copy of a receipt, if available, or other reasonably available documentation reasonably satisfactory to the Administrative Agent evidencing payment of such Indemnified Taxes or Other Taxes (including in respect of payments of additional amounts) required to be paid by Borrowers pursuant to this Section 3.04.

(e) Resident Certifications. Each DIP Lender that is a United States Person (as defined in Section 7701(a)(30) of the Code) and is not an “exempt recipient” (as such term is defined in Section 1.6049-4(c)(1)(ii) of the United States Treasury Regulations) and each DIP Lender that is not a United States Person (as so defined) shall deliver to Borrowers and the Administrative Agent on or prior to the Closing Date, or, in the case of a DIP Lender that becomes a DIP Lender pursuant to Section 13.08 hereof, on or prior to the date on which such DIP Lender becomes a DIP Lender pursuant to Section 13.08 hereof, two original copies of IRS Form W-9 (in the case of a United States Person) or of an appropriate IRS Form W-8 (in the case of a Person that is not a United States Person), or, in either case, any successor forms, properly completed and duly executed by such DIP Lender, and such other documentation reasonably requested by Borrowers or the Administrative Agent.
(f) Refunds and Tax Benefits. If a DIP Lender or Agent becomes aware that it is entitled to claim a refund from a Governmental Authority in respect of Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrowers or with respect to which Borrowers have paid additional amounts pursuant to Section 3.04(a) or (c), it shall make reasonable efforts to timely claim to such Governmental Authority for such refund at Borrowers’ expense, provided that, in the determination of such DIP Lender or Agent, it does not prejudice the interests of such DIP Lender or Agent. If a DIP Lender or Agent actually receives a payment of a refund (including pursuant to a claim for refund made pursuant to the preceding sentence) in respect of any Indemnified Tax or Other Tax as to which it has been indemnified by Borrowers or with respect to which Borrowers have paid additional amounts pursuant to Section 3.04(a) or (c), it shall within thirty (30) days from the date of such receipt pay over the amount of such refund to Borrowers, net of all reasonable out-of-pocket expenses of such DIP Lender or Agent and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrowers, upon the request of such DIP Lender or Agent, agree to repay the amount paid over to a Borrower (plus penalties, interest or other reasonable charges) to such DIP Lender or Agent in the event such DIP Lender or Agent is required to repay such refund to such Governmental Authority.
(g) Borrowers shall not be required to indemnify or to pay any additional amounts to the DIP Lender or Agent with respect to Indemnified Taxes pursuant to Section 3.04(a) to the extent that any obligation to withhold, deduct or pay amounts with respect to such Indemnified Tax was in effect and would apply to amounts payable on the date that such DIP Lender or Agent became a party to this Agreement.
(h) Without affecting its rights under Section 3.04(a) or any provision of this Agreement, each DIP Lender and each Agent agrees that if any Indemnified Taxes or Other Taxes are imposed and required by law to be paid or to be withheld from any amount payable to any DIP Lender or Agent with respect to which Borrowers would be obligated to indemnify such DIP Lender or Agent pursuant to Section 3.04(c), such DIP Lender or Agent shall use reasonable efforts to select an alternative lending office which would not result in the imposition of such Indemnified Taxes or Other Taxes, provided that such change in the good faith judgment of such DIP Lender is not otherwise disadvantageous to such DIP Lender.

Section 3.05 Exit Financing. On the Closing Date, Borrowers shall grant to the Arranger or its assignee(s) an exclusive right, during the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, to procure for Borrowers an exit financing or post-emergence financing acceptable to Borrowers and the Instructing Group, on such terms and conditions (including compensation to the Arranger) as Borrowers and the Arranger shall agree, provided that the exclusivity of the Arranger’s right to procure any such financing shall not apply, and Borrowers shall be free to engage one or more other Persons to procure such financing for Borrowers, so long as Arranger is entitled to participate with such other Person(s) as a co-arranger or co-placement agent on an equal and pari passu basis.
ARTICLE IV
INTEREST AND FEES
Section 4.01 Interest on the DIP Loans and Other Obligations.
(a) Interest on DIP Loans. On each Interest Payment Date from the Funding Date of such DIP Loan through and including the date such Funded DIP Loan is repaid in full, interest shall accrue at the Interest Rate and Borrowers agree to pay all such accrued interest on the Maturity Date. Any interest so accrued shall bear interest at the Interest Rate from the date of accrual and Borrowers agree to pay all such accrued interest on the Maturity Date. All computations of interest hereunder shall be made on the actual number of days elapsed over a year of 360 days.
(b) Default Interest. So long as any Event of Default shall be continuing, the rate of interest applicable to the DIP Loans then outstanding or due and owing and any other amount bearing interest hereunder shall each be increased by 8% per annum above the Interest Rate otherwise applicable to the applicable DIP Loans.
(c) Maximum Interest. Notwithstanding anything to the contrary set forth in this Section 4.01, if at any time until payment in full of the DIP Loans, the interest rate payable on any DIP Loans exceeds the highest rate of interest permissible under any law which a court of competent jurisdiction shall deem applicable hereto (the “Highest Lawful Rate”), then in such event and only for so long as the Highest Lawful Rate would be so exceeded, the rate of interest payable on such DIP Loans shall be equal to the Highest Lawful Rate. Thereafter, the interest rate payable on such DIP Loans shall be the applicable interest rate pursuant to Sections 4.01(a) and (b) unless and until such rate again exceeds the Highest Lawful Rate, in which event this paragraph shall again apply. In no event shall the total interest received by any DIP Lender for any DIP Loans pursuant to the terms hereof exceed the amount which it could lawfully have received for such DIP Loans had the interest due hereunder for such DIP Loans been calculated for the full term thereof at the Highest Lawful Rate. Interest on the Highest Lawful Rate shall be calculated at a daily rate equal to the Highest Lawful Rate divided by the number of days in the year in which such calculation is made. In the event that a court of competent jurisdiction shall make a determination that, notwithstanding the provisions of this Section 4.01(c), a DIP Lender has received interest hereunder or under any of the Loan Documents in excess of the Highest Lawful Rate, such DIP Lender shall, to the extent permitted by Applicable Law, promptly apply such excess first to any interest due or accrued and not yet paid under the DIP Loans, then to the outstanding principal of the DIP Loans, then to other unpaid Obligations and thereafter shall refund any excess to Borrowers or as a court of competent jurisdiction may otherwise order.

Section 4.02 Change in Law; Illegality.
(a) If the adoption or implementation of, or any change in (or the interpretation, administration or application of), any Applicable Law shall, in each case after the date hereof, (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any DIP Lender or (ii) impose on any DIP Lender any other condition affecting this Agreement and the result of any of the foregoing under (i) or (ii) of this Section 4.02(a) shall be to increase the cost to such DIP Lender of maintaining any DIP Loan or to reduce the amount of any sum received or receivable by such DIP Lender hereunder (whether of principal, interest or otherwise), then Borrowers will pay to such DIP Lender such additional amount or amounts as will compensate such DIP Lender for such additional costs incurred to the extent that such DIP Lender reasonably determines that such increase in cost be allocable to the existence of such DIP Lender’s DIP Loans or its commitment to lend hereunder.
(b) If any DIP Lender reasonably determines that the introduction of or any change in any Applicable Law regarding capital requirements, in each case after the date hereof, has or would have the effect of reducing the rate of return on such DIP Lender’s capital as a consequence of this Agreement or the DIP Loans made by such DIP Lender to a level below that which such DIP Lender could have achieved but for such change in the Applicable Law (taking into consideration such DIP Lender’s policies with respect to capital adequacy), then from time to time Borrowers will pay to such DIP Lender such additional amount or amounts as will compensate such DIP Lender for any such reduction suffered to the extent that such DIP Lender reasonably determines that such additional amounts are allocable to the existence of such DIP Lender’s DIP Loans or its commitment to lend hereunder.
(c) A certificate of a DIP Lender setting forth in reasonable detail the amount or amounts necessary to compensate such DIP Lender as specified in paragraph (a) or (b) of this Section 4.02 shall be delivered to Borrowers and shall be binding and conclusive for all purposes, so long as it reflects the basis for the calculation of the amounts set forth therein and does not contain any manifest error. Borrowers shall pay such DIP Lender the amount shown as due on any such certificate within ten days after receipt thereof. Notwithstanding the foregoing, (i) the applicable DIP Lender shall take such actions (including changing the office of location of the funding of the DIP Loans) that Borrowers may reasonably request in order to reduce the amounts payable under Section 4.02(a) or (b), provided that Borrowers shall reimburse such DIP Lender for any costs incurred by such DIP Lender in doing so to the extent that such DIP Lender reasonably determines that such costs are allocable to Borrowers with respect to the existence of such DIP Lender’s DIP Loans or commitment to lend hereunder and provided further that such DIP Lender shall only be required to take such actions if it determines in good faith that such actions would not be disadvantageous to it, and (ii) Borrowers shall not be required to compensate a DIP Lender under Section 4.02(a) and (b) for any costs or additional amounts arising more than 180 days prior to the date that such DIP Lender notifies Borrowers of the event giving rise to such costs and amounts of such DIP Lender’s intention to claim compensation therefor and, if the event giving rise to such increased costs and amounts is retroactive, then the 180-day period referred to in this clause (ii) shall be extended to include the period of retroactive effect thereof.

Section 4.03 Legal Counsel Fees. The Borrowers shall pay all fees of legal counsel to the Administrative Agent if, as and when such fees and/or expenses are incurred.
Section 4.04 Administrative Agent Fee. Borrowers shall pay to the Administrative Agent (a) on the Closing Date, the amount of $10,000 and (b) after the Closing Date an amount equal to the greater of (i) $2,500 per month or (ii) $2,500 for each Borrowing Request submitted to the Administrative Agent under this Agreement.
Section 4.05 Arranging Agent Fee. On the Closing Date, (a) Borrowers shall pay to the Arranger an amount equal to ten percent (10%) of the aggregate amount of Commitments of the DIP Lenders not arranged by any Sub-Arranger and (b) to the extent that any Sub-Arranger has arranged for a Commitment, Borrowers shall pay (i) to such Sub-Arranger an amount equal to eight percent (8%) of the aggregate amount of Commitments arranged by such Sub-Arranger and (ii) to the Arranger two percent (2%) of such Commitments. In addition, Borrowers shall pay any fees required by FINRA in connection with any underwriter confirmation filing under FINRA Rule 2710 made by the Arranger in connection with arranging for Persons to make DIP Loans under this Agreement.
ARTICLE V
CONDITIONS TO LOANS
Section 5.01 Conditions Precedent to the Initial Extension of Credit. The obligation of each DIP Lender to make DIP Loans requested to be made on the Closing Date shall be subject to the satisfaction, or waiver by the Administrative Agent, of all of the following conditions precedent:
(a) Loan Documents. The Administrative Agent shall have received, on the Closing Date, counterparts of this Agreement and the other Loan Documents, duly executed and delivered by each party thereto, and such Loan Documents shall be in full force and effect and in form and substance satisfactory to the Administrative Agent.
(b) Perfection of Liens and Security. All Obligations shall be secured by, and the Collateral Agent, for the ratable benefit of the Secured Parties, shall have a security interest in, the Collateral with the priority provided in the Interim Order or Final Order and Article X hereof.
(c) Chapter 11 Cases. The commencement of the Chapter 11 Cases and the borrowings and other transactions contemplated hereunder and by the other Loan Documents shall have been duly authorized by the Debtors, the Chapter 11 Cases shall have been commenced by the Debtors and the same shall each be a debtor, and Debtor shall be a debtor-in-possession, thereunder, the Chapter 11 Cases shall not have been dismissed and no order shall have been entered in the Chapter 11 Cases that has not been consented to by the Instructing Group. All of the First Day Orders sought to be entered at the time of the commencement of the Chapter 11 Cases shall be in form and substance satisfactory to the Administrative Agent.

(d) Entry of Financing Orders. The Interim Order or the Final Order, as applicable, shall have been entered by the Bankruptcy Court.
(e) Authorization; Enforceability. Except for the Chapter 11 Cases, there shall exist (i) no order, decree, judgment, ruling, injunction, writ, temporary restraining order or other order of any nature issued by any court or Governmental Authority or (ii) no action, suit, proceeding, investigation, litigation, claim, dispute or proceeding, pending, or, to the knowledge of Borrowers, threatened, at law or in equity, in arbitration or before any Governmental Authority by or against or affecting either Borrower or against any of its properties or revenues, in each case, that (A) purports to affect, pertain to or enjoin or restrain the execution, delivery and performance of the Loan Documents or any transactions contemplated hereby or thereby, (B) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect or (C) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the transactions contemplated hereby or thereby.
(f) Fees and Expenses Paid. There shall have been paid to the Administrative Agent, for the account of the Collateral Agent and the respective accounts of the DIP Lenders, all fees required under the Loan Documents and all Lender Expenses as set forth in the Interim Order and the Final Order.
(g) Agreed Budget. The DIP Lenders shall have received, and the Instructing Group shall be satisfied with the Agreed Budget.
(h) Organization and Good Standing. The Administrative Agent shall have received such documents and certifications as the Administrative Agent may reasonably require to evidence that Borrowers are duly organized or formed, validly existing and in good standing in the jurisdiction of its organization.
(i) Insurance. The Administrative Agent shall have received (A) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in full force, (B) delivery of endorsements and certificates naming the Administrative Agent as loss payee on all property insurance and the Administrative Agent for the benefit of the DIP Lenders as additional insured under all liability insurance, and (C) copies of all policies of insurance to the extent reasonably requested by the Administrative Agent.
(j) Equity Interests. The Administrative Agent shall have received original certificates evidencing all of the issued and outstanding shares of certificated capital stock or other certificated Equity Interests required to be pledged pursuant to this Agreement, which certificates shall be accompanied by undated stock powers duly executed in blank by each relevant pledgor in favor of the Administrative Agent.

(k) UCC Requests for Information or Copies. If so requested by the Administrative Agent, the Administrative Agent shall have received certified copies of Uniform Commercial Code Requests for Information or Copies (Form UCC-11) or similar search reports certified by a party acceptable to the Administrative Agent, dated a date reasonably near (but prior to) the Closing Date, listing all effective UCC financing statements, tax liens and judgment liens which name Borrowers, as the debtor, and which are filed in the jurisdictions in which Borrowers are organized or has any property or assets, and in such other jurisdictions as the Administrative Agent may reasonably request, together with copies of such financing statements (none of which (other than financing statements filed pursuant to the terms hereof in favor of the Administrative Agent, if such Form UCC-11 or search report, as the case may be, is current enough to list such financing statements) shall cover any of the Collateral, other than Liens existing on the Closing Date and listed on Schedule P).
(l) UCC Financing Statements. If so requested by the Collateral Agent, the Collateral Agent shall have received UCC financing statements in proper form for filing naming each Borrower as the debtor and the Collateral Agent as the secured party, for filing under the UCC of all jurisdictions as may be necessary or, in the opinion of the Collateral Agent, reasonably desirable to perfect the first priority security interest of the Collateral Agent pursuant to this Agreement, and the Collateral Agent is hereby authorized to file any UCC financing statements and amendments thereto, in such filing offices, as the Collateral Agent shall deem necessary or desirable to perfect or maintain the perfection of such security interest.
(m) Further Assurances. The Administrative Agent shall have received such other assurances, certificates, documents, consents and waivers, estoppel certificates, or opinions as the Administrative Agent or the Instructing Group reasonably may require.
(n) Representations and Warranties. As of the Closing Date, both before and after giving effect to the DIP Loans funded on the Closing Date, all of the representations and warranties of Borrowers contained in ARTICLE VI and in the other Loan Documents shall be true and correct in all material respects (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).
(o) No Defaults. As of the Closing Date, no Default or Event of Default shall have occurred and be continuing or would result from the execution and delivery of, or the performance under, the Loan Documents, or making the requested DIP Loans on the Closing Date or the application of the proceeds therefrom.
If the Closing Date shall not have occurred on or before June 16, 2009 or such later date to which the Instructing Group may agree in its sole discretion, the Commitments shall immediately terminate.

Section 5.02 Conditions to all Extensions of Credit. The obligation of each DIP Lender to make any extension of credit hereunder shall be subject to the satisfaction, or waiver by the Administrative Agent, of all of the following conditions precedent:
(a) The representations and warranties of Borrowers contained in Article VI or any other Loan Document shall be true and correct in all material respects on and as of the applicable Funding Date except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.
(b) No Default or Event of Default shall exist, or would result from such DIP Loan or from the application of the proceeds thereof.
(c) The Administrative Agent shall have received a Borrowing Request in accordance with the requirements hereof.
(d) The Interim Order, in the case of DIP Loans made on the Closing Date and prior to the Entry Date, or the Final Order, in the case of DIP Loans made after the Entry Date, shall be in full force and effect and shall not have been revised, modified, amended or stayed, except for such modifications or amendments as may be reasonably acceptable to the Administrative Agent and the Instructing Group.
(e) Each Borrowing Request submitted by Borrowers shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a), (b) and (d) have been satisfied on and as of the applicable Funding Date.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
Section 6.01 Representations and Warranties of Borrowers. In order to induce the DIP Lenders to enter into this Agreement and to make or fund each DIP Loan, Borrowers hereby, jointly and severally, represent and warrant as follows:
(a) Organization; Good Standing. Each Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has upon entry of the Interim Order and the Final Order, as the case may be, all requisite power and authority to conduct its business as now conducted and as presently contemplated, to make the borrowings hereunder, to execute and deliver each Loan Document to which it is a party, and to consummate the transactions contemplated thereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the transaction of its business makes such qualification necessary for its business as currently conducted.

(b) Authorization. The execution, delivery and performance by each Borrower of each Loan Document to which it is or will be a party and the transactions contemplated thereunder (i) have been duly authorized by all necessary corporate action, subject to the entry of the Interim Order or Final Order, as applicable, (ii) do not and will not contravene its Governing Documents, and (iii) do not and will not violate any Requirements of Law except where failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
(c) Governmental Approvals. Except for the Interim Order and the Final Order, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority that has not been obtained is required in connection with the due execution, delivery and performance by each Borrower of each Loan Document to which it is a party.
(d) Enforceability of Loan Documents. Subject to the entry of the Interim Order and the Final Order, as applicable, each of the Loan Documents to which a Borrower is a party has been duly executed and delivered by such Borrower and constitutes the legal, valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, or by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
(e) Subsidiaries. Neither Borrower has Subsidiaries other than those listed on Schedule 6.01(e) hereto.
(f) Compliance with Law. Neither Borrower is in violation of its Governing Documents, any Requirements of Law, any judgment or order of any Governmental Authority applicable to it or any of its property or assets, except for any such violations which, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect.
(g) ERISA. Neither Borrower nor any ERISA Affiliate has (i) any “accumulated funding deficiency” (within the meaning of Section 412 of the Code and Section 302 of ERISA), whether or not waived, with respect to any Benefit Plan, (ii) failed to make any contribution or payment to any Benefit Plan which has resulted, or could reasonably be expected to result, in the imposition of a Lien or the posting of a bond or other security under Section 302(f) of ERISA or Section 401(a)(29) of the Code, (iii) incurred, or is reasonably likely to incur, any material liability under Title IV of ERISA (other than a liability to the PBGC for premiums under Section 4007 of ERISA), or (iv) violated any provision of ERISA that individually or in the aggregate can reasonably be expected to result in a material liability to a Borrower. Neither Borrower nor any ERISA Affiliate participates in or is obligated to contribute to a Multiemployer Plan or any Plan other than a Benefit Plan, except as specified on Schedule 6.01(g).
(h) Taxes. All material federal, state, foreign and local tax returns and other material reports required by Applicable Law to be filed by either Borrower have been filed, or extensions have been obtained, except to the extent subject to a Permitted Protest, and all material taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon either Borrower and upon its properties, assets, income, businesses and franchises that are due and payable have been paid when due and payable; provided, however, that such taxes, assessments or governmental charges referred to above need not be paid to the extent such taxes, assessments or governmental charges are being contested pursuant to a Permitted Protest and failure to do so could not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect.

(i) Margin Regulations. No proceeds of any DIP Loan will be used for any purpose that violates, or which is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System of the United States, as in effect from time to time.
(j) Properties. Borrowers have good and marketable title to, or valid leasehold interests (in the case of leasehold interests in real or personal property) in, all property and assets material to their business, free and clear of all Liens except Permitted Encumbrances.
(k) Real Estate. As of the Closing Date, Schedule 6.01(k) contains a true, accurate and complete list of (i) all Real Estate Assets, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of a Borrower, regardless of whether a Borrower is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Except as provided on Schedule 6.01(k), each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and Borrowers have no knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of the Borrower party thereto, enforceable against such Borrower in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.
(l) Full Disclosure. None of the reports, financial statements, certificates or other written information furnished by or on behalf of Borrowers to the Administrative Agent or the Collateral Agent under this Agreement or any other Loan Document in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in the light of the circumstances under which it was made, not misleading; provided that to the extent any such reports, financial statements, certificates or other written information therein was based upon or constitutes a forecast, Borrowers represent only that Borrowers acted in good faith and utilized assumptions believed by it to be reasonable at the time made (it being understood that any such forecasts are subject to significant uncertainties and contingencies, many of which are beyond Borrowers’ control, that no assurance can be given that any such forecasts will be realized and that actual results may differ from any such forecasts and such differences may be material). As of each Funding Date, there are no contingent liabilities or obligations that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(m) Environmental Matters. Except as set forth on Schedule 6.01(m) and except for such events that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (i) the operations of Borrowers have at all times been in compliance with applicable Environmental Laws; (ii) there has been no Release by a Borrower, or, to the knowledge of Borrowers, by any other Person, on, in, at, to, from or under any of the properties currently or formerly owned or operated by a Borrower or a predecessor in interest that could reasonably be expected to result in any Environmental Liabilities and Costs to a Borrower; (iii) no Environmental Action has been asserted against a Borrower or any predecessor in interest which is unresolved, nor are there any threatened or pending Environmental Actions against a Borrower or any predecessor in interest; (iv) to Borrowers’ knowledge no Environmental Action has been asserted against any facilities that may have received Hazardous Materials generated by Borrowers or any predecessor in interest; (v) Borrowers are not subject to any order, decree, injunction or other arrangement with any Governmental Authority or any indemnity or other agreement with any third party relating to any Environmental Law; and (vi) to Borrowers’ knowledge there are no other circumstances or conditions involving Borrowers that could reasonably be expected to result in any Environmental Actions or Environmental Liabilities and Costs including any restriction on the ownership, use, or transfer of any property in connection with any Environmental Law. Borrowers have delivered to the Administrative Agent copies of all environmental reports, studies, assessments, sampling data and other environmental information in its possession relating to either Borrower and their current and former properties and operations.
(n) Insurance. Borrowers keep their property adequately insured and maintain (i) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses, (ii) workmen’s compensation insurance in the amount required by Applicable Law, (iii) public liability insurance, which includes product liability insurance, but only to the extent and in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (iv) such other insurance as may be required by law (including against larceny, embezzlement or other criminal misappropriation). Schedule 6.01(n) sets forth a list of all insurance maintained by Borrowers on the Closing Date.
(o) Location of Bank Accounts. Schedule 6.01(o) sets forth a complete and accurate list as of each Funding Date of all Deposit Accounts and Securities Accounts of Borrowers, together with a description thereof (i.e., the bank or securities firm at which such Deposit Account or Securities Account is maintained and the account number and the purpose thereof). Except to the extent specified in Schedule 6.01(o), the Collateral Agent has a control agreement for each such Securities Account.

(p) Intellectual Property. Schedule 6.01(p) sets forth (i) a true and complete list of all Registered Intellectual Property and all material unregistered Intellectual Property owned by either Borrower, except for Trade Secrets, indicating for each Registered item the registration or application number and the applicable filing jurisdiction and (ii) all material Intellectual Property Contracts. Borrowers exclusively own (beneficially and of record, where applicable) all right, title and interest in and to all Registered Intellectual Property set forth on Schedule 6.01(p) free and clear of all Liens other than such exceptions as may be set forth in Schedule 6.01(p) and owns or has rights in and to all other Intellectual Property material to or used in the business of Borrowers free and clear of all Liens other than Permitted Encumbrances. Neither the Registered Intellectual Property set forth on Schedule 6.01(p), any other Intellectual Property owned by Borrowers nor, to Borrowers’ knowledge, any other Intellectual Property material to or used in the business of Borrowers is subject to any outstanding holding, order, judgment, award or decree adversely affecting Borrowers’ use thereof or its rights thereto or questioning, canceling or limiting the validity of any such Intellectual Property and: (i) to the knowledge of Borrowers, all of the rights of Borrowers in and to such Intellectual Property is valid, subsisting and enforceable; (ii) to the knowledge of Borrowers, neither the Registered Intellectual Property nor the conduct of Borrowers infringes, dilutes, misappropriates or otherwise violates the rights of any third party and no third party is infringing the Registered Intellectual Property or any other Intellectual Property material to the business of Borrowers; (iii) Borrowers have sufficient rights to use all material Intellectual Property used in their business; and (iv) there is no litigation, arbitration, opposition, cancellation, proceeding, objection or claim pending, or, to the knowledge of Borrowers, asserted or threatened against Borrowers concerning the ownership, validity, registerability, enforceability, infringement or use of, or licensed right to use, any Registered Intellectual Property or any other material Intellectual Property owned by Borrowers or, to their knowledge, any other material Intellectual Property.
(q) Holding Company and Investment Company Acts. Neither Borrower is, or is controlled by, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
(r) Secured, Super-priority Obligations.
(i) On and after the Closing Date, upon entry of the Interim Order or the Final Order, as applicable, the provisions of the Loan Documents, the Interim Order and the Final Order are effective to create in favor of the Collateral Agent for the benefit of the DIP Lenders, legal, valid and perfected Liens on and security interests (having the priority provided for herein, in the Interim Order and in the Final Order) in all right, title and interest in the Collateral expressed to be secured by the Loan Documents, enforceable against the Debtors.
(ii) Pursuant to Sections 364(c)(2) and (c)(3) and 364(d)(1) of the Bankruptcy Code, all Obligations shall be secured by, and the Agent, for the ratable benefit of the Secured Parties, shall have a security interest in, the Collateral with the priority provided in the Interim Order or Final Order and Article X hereof.

(s) Foreign Assets Control Regulations. Neither the execution and delivery of, nor the borrowing under any Loan Document, nor the use of proceeds from any DIP Loan will violate (i) the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (ii) the Patriot Act, or (iii) Executive Order No. 13,224, 66 Fed. Reg. 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism). Without limiting the foregoing, neither Borrower is or will become a “blocked person” as described in Section 1 of such Executive Order or engages or will engage in any dealings or transactions with, or is otherwise associated with, any such blocked person.
(t) Agreed Budget. Attached to this Agreement as Exhibit F-1 is a true and complete copy of the Agreed Budget.
Section 6.02 DIP Lenders Accredited Investors. Each DIP Lender, for itself only and not with respect to any other DIP Lender, hereby represents and warrants to the Borrowers and the Agents that it is an “accredited investor” as that term is defined in Rule 501 promulgated under the Securities Act of 1933, as amended.
ARTICLE VII
REPORTING COVENANTS
Borrowers, jointly and severally, covenant and agree that, from and after the date hereof (except as otherwise provided herein, or unless the Instructing Group has given their prior written consent) until all amounts owing hereunder or under any Loan Document or in connection herewith or therewith have been paid in full:
Section 7.01 Financial Statements. Borrowers (i) shall keep proper books of record and account, in which true and correct entries shall be made of all material financial transactions and the assets and business of Borrowers and (ii) shall maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of consolidated financial statements in conformity with GAAP, and each of the financial statements described below (collectively, the “Financial Statements”) shall be prepared from such system and records. Borrowers shall deliver or cause to be delivered to the Administrative Agent:
(a) Weekly Reports. As soon as available, but in any event no later than Friday of the second week of every two-week period, (i) a statement of cash flow for such period, (ii) a report of expected presentments by cost category and a list of checks expected to clear by date for the current week together with a reconciliation to the outstanding float, (iii) a liquidity summary setting forth expected sales, cash receipts, check and wiring disbursements by cost category with reconciliations for book cash, DIP Loans, availability, bank cash and check float, and (iv) a variance report reflecting the actual cash receipts and disbursements for such period, showing a reconciliation and the percentage variance of actual receipts and disbursements from those reflected in the Agreed Budget for such period, all certified by a Responsible Officer of Borrowers.

(b) Monthly Reports. As soon as available, but in any event within twenty (20) days after the end of each Fiscal Month, financial information regarding Borrowers, certified by a Responsible Officer of Borrowers, including (i) unaudited balance sheets as of the close of such Fiscal Month and the related statements of income and cash flow for that portion of the Fiscal Year ending as of the close of such Fiscal Month and (ii) unaudited statements of income and cash flows for such Fiscal Month, in each case setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the forecasts for such Fiscal Year, all prepared in accordance with GAAP (subject to normal year-end adjustments and except that such reports shall be without footnotes).
(c) Quarterly Reports. As soon as available, but in any event within twenty (20) days after the end of each Fiscal Quarter in each Fiscal Year (excluding the last Fiscal Quarter of each Fiscal Year), financial information regarding Borrowers, certified by a Responsible Officer of Borrowers, including (i) unaudited balance sheets as of the close of such Fiscal Quarter and the related statements of income and cash flow for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter and (ii) unaudited statements of income and cash flows for such Fiscal Quarter, in each case setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the forecasts for such Fiscal Year, all prepared in accordance with GAAP (subject to normal year-end adjustments and except that such reports shall be without footnotes).
(d) Annual Reports. As soon as available, but in any event within ninety (90) days after the end of each Fiscal Year, audited financial statements of Borrowers, certified by an independent accounting firm acceptable to the Administrative Agent, including (i) an audited balance sheet as of the close of such Fiscal Year and (ii) audited statements of income and cash flows for such Fiscal Year, in each case setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the forecasts for such Fiscal Year, all prepared in accordance with GAAP (including applicable footnotes).
Section 7.02 Other Financial Information. Borrowers shall deliver to each Agent such other information, with respect to (a) the Collateral or (b) Borrowers’ business, financial condition, results of operations, properties, forecasts, business or business prospects as such Agent may, from time to time, reasonably request. Borrowers hereby authorize each Agent and its representatives to communicate directly with Borrowers’ independent certified accountants so long as a Responsible Officer of Borrowers participates in such communication and authorizes the accountants to disclose to each Agent, each DIP Lender and their respective representatives any and all financial statements and other financial information, including copies of any final management letter, that such accountants may have with respect to the Collateral or Borrowers’ financial condition, results of operations, properties, forecasts, business, and business prospects. The Agents and such representatives shall treat any non-public information so obtained as confidential.
Section 7.03 Defaults, Events of Default. Promptly upon any Responsible Officer obtaining knowledge of any condition or event which constitutes a breach or violation of any of the covenants, representations or conditions of this Agreement, a Default or an Event of Default, Borrowers shall deliver to the Administrative Agent the certification of the Responsible Officer or other Senior Officer of Borrowers specifying (a) the nature and period of existence of any such claimed default, Event of Default, Default, condition or event, (b) the notice given or action taken by such Person in connection therewith and (c) what action Borrowers have taken, is taking and proposes to take with respect thereto.

Section 7.04 Insurance. As soon as practicable and in any event within five (5) Business Days of any notice of nonrenewal or cancellation without replacement thereof of any material insurance coverage set forth on the most recent schedule delivered pursuant to Section 6.01(n), as applicable, Borrowers shall deliver to the Administrative Agent a copy of any such notice.
Section 7.05 Environmental Notices. Borrowers shall notify the Administrative Agent, in writing, promptly, and in any event within five (5) Business Days after Borrowers’ learning thereof, of any: (a) notice or claim to the effect that a Borrower is or may be liable to any Person as a result of the Release or threatened Release of any Hazardous Material; (b) investigation by any Governmental Authority of whether any Remedial Action is needed to respond to the Release or threatened Release of any Hazardous Material; (c) notice that any Property of Borrowers is subject to an Environmental Lien; (d) any material violation of Environmental Laws by a Borrower or awareness by a Borrower of a condition which might reasonably result in a material violation of any Environmental Law by a Borrower; (e) commencement or written threat of any judicial or administrative proceeding alleging a material violation of any Environmental Law by a Borrower; (f) any proposed acquisition of stock, assets, real estate or leasing of property, or any other action by a Borrower that could reasonably subject a Borrower to Environmental Liabilities and Costs; or (g) document provided to a Governmental Authority concerning any Release of a Hazardous Material in excess of any reportable quantity from or onto property owned or operated by a Borrower or the incurrence of such obligation pursuant to any Environmental Law or any obligation to take any Remedial Action to abate any Release.
Section 7.06 Agreed Budget. Borrowers will deliver to each DIP Lender, if applicable, updates to the Agreed Budget for the Budget Period in substantially the same format as the previous budget, which upon acceptance by the Instructing Group in its sole discretion, shall become the Agreed Budget.
Section 7.07 Certain Reports and Information.
(a) Borrowers promptly shall provide the DIP Lenders with copies of or reasonable access to all consultants’ reports, investment bankers’ reports, final business plans and similar documents produced after the Petition Date in Borrowers’ possession or of which Borrowers have knowledge and may obtain using its best efforts without incurring significant expenditures;
(b) Borrowers promptly shall give or cause to be given or served on the DIP Lenders and their counsel copies of all pleadings, motions, applications, financial information and other papers and documents filed by Borrowers in the Chapter 11 Cases;

(c) Borrowers promptly shall give the DIP Lenders copies of all written reports given by Borrowers to any official or unofficial creditors’ committee in the Chapter 11 Cases;
(d) Borrowers promptly shall give the DIP Lenders copies of (i) any information generally distributed by a Borrowers to its creditors or the financial community in general and (ii) any audit or other reports submitted to a Borrower by independent accountants in connection with any annual, interim or special audit of a Borrower;
(e) Borrowers shall immediately advise the DIP Lenders of all material developments and all significant actions taken by a Borrower and/or its counsel in connection with a Borrower’s efforts to effectuate a sale, merger or other financial restructuring of either or both Borrowers; and
(f) Borrowers will promptly furnish to the DIP Lenders such other information and in such form as the Instructing Group may reasonably request.
ARTICLE VIII
AFFIRMATIVE COVENANTS
Borrowers, jointly and severally, covenant and agree, from and after the date hereof (except as otherwise provided herein, or unless the Instructing Group has given its prior written consent) until all amounts owing hereunder or under any Loan Document or in connection herewith or therewith have been paid in full, that:
Section 8.01 Compliance with Laws. Borrowers shall comply with all Requirements of Law (including with respect to the Environmental Laws and laws with respect to social security and pension funds obligations), except, in each case, where the failures to do so, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 8.02 Payment of Taxes and Claims. Borrowers shall pay (a) all material taxes, assessments and other governmental charges imposed upon it or on any of its properties or assets or in respect of any of its franchises, business, income or property, and (b) all material claims (including claims for labor, services, materials and supplies) for sums material in the aggregate to Borrowers which have become due and payable after the Petition Date, and which by law have or may become a Lien upon any of Borrowers’ properties or assets, in each case prior to the time when any penalty or fine will be incurred by a Borrower with respect thereto, except for such taxes, assessments, other governmental charges and claims that are being contested in a Permitted Protest to the extent that the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
Section 8.03 Maintenance and Application of Insurance.
(a) Borrowers shall maintain insurance with financially sound and reputable insurance companies or associations with respect to their properties and business, in such amounts and covering such risks as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated. Borrowers shall request that the holders of all property policies pursuant to which a Borrower is additional named insured, if any, name the Collateral Agent as an additional insured or loss payee of the insured parties, in case of loss. Certificates of insurance of Borrowers with respect to the foregoing policies are to be delivered to the Collateral Agent.

(b) Borrowers shall utilize any Net Insurance Proceeds with respect to Casualty and property, to the extent not applied to repay the DIP Loans pursuant to Section 3.02(a), to repair, replace or restore any property lost, damaged or destroyed on account of which such proceeds were paid.
Section 8.04 Inspection of Property; Books and Records; Discussions. At any reasonable time during normal business hours and from time to time with prior notice, or at any time without notice if a Default or Event of Default shall have occurred and be continuing, Borrowers shall permit any authorized representative(s) designated by any Agent to visit and inspect any of its assets, to examine, audit, check and make copies of its financial and accounting records, books, journals, orders, receipts and any correspondence with regulators and other data relating to its business or the transactions contemplated by the Loan Documents (including in connection with environmental compliance, hazard or liability or insurance programs), and to discuss its affairs, finances and accounts with its officers and independent certified public accountants. The visitations and/or inspections by or on behalf of any Agent shall be at Borrowers’ expense and all costs and expenses incurred by the Administrative Agent or the Collateral Agent in connection therewith shall constitute Lender Expenses hereunder.
Section 8.05 Further Assurances. Borrowers shall take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as the Collateral Agent may reasonably require from time to time in order (a) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (b) to obtain, maintain, continue, validate or perfect its Liens on any of the Collateral or any other property of Borrowers, (c) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (d) to better assure, convey, grant, assign, transfer and confirm unto the Collateral Agent for the ratable benefit of the DIP Lenders the rights now or hereafter intended to be granted to the Collateral Agent for the ratable benefit of the DIP Lenders under this Agreement or any other Loan Document.
Section 8.06 Use of Proceeds. Proceeds of the DIP Loans shall be used in accordance with Section 2.02 hereof.
Section 8.07 Environmental. Borrowers shall (a) comply in all material respects with Environmental Laws and provide to the Collateral Agent documentation of such compliance which Collateral Agent reasonably requests, which documentation shall include a notice by Borrowers one (1) month after the Closing Date of the steps taken by the Borrowers to address any outstanding matters described on Schedule 6.01(m), (b) promptly notify the Collateral Agent of any material violation by a Borrower of any Environmental Law and undertake immediate measures to correct such violation, (c) promptly provide the Collateral Agent a copy of any document provided to a Governmental Authority concerning any Release of a Hazardous Material from or onto property owned or operated by a Borrower and take any Remedial Actions required of a Borrower by Environmental Laws or otherwise appropriate to abate said Release or avoid Environmental Liabilities and Costs; and (d) perform any Remedial Action at property owned or operated by a Borrower (i) that is required of a Borrower pursuant to any Environmental Law or agreement with a Governmental Authority, or (ii) that was initiated prior to the Closing Date and is identified on Schedule 6.01(m).

Section 8.08 Fiscal Year. Borrowers shall cause their Fiscal Year to end on December 31 of each year unless the Instructing Group consents to a change in such Fiscal Year (and appropriate related changes to this Agreement).
Section 8.09 Cash Management.
(a) No Borrower shall have any Deposit Account or Securities Account other than accounts maintained at the Cash Management Bank and Borrowers shall cause the Secured Parties to have a valid, perfected, first-priority security interest in all such accounts.
(b) Borrowers shall take all reasonable steps necessary from time to time to deposit or cause to be deposited promptly all of their Collections (including those sent in cash or otherwise directly to Borrowers) into an account maintained at the Cash Management Bank.
Section 8.10 Financing Orders. Borrowers will comply with the Interim Order and the Final Order, as applicable, and the Agreed Budget and shall not make any payment with respect to Pre-Petition Indebtedness, except as permitted by the Interim Order or the Final Order, as applicable, or by the Bankruptcy Court, in each case as contemplated by the Agreed Budget.
Section 8.11 Compliance with Plan and Sale Milestones. Borrowers shall take or cause to be taken all steps necessary or appropriate to comply with the Plan Milestones or, if an Acceptable Disclosure Statement and an Acceptable Plan are not filed by the Filing Date, to comply with the Sale Milestones. If an Acceptable Disclosure Statement and an Acceptable Plan are filed by the Filing Date but Borrowers fail to meet any subsequent Plan Milestone or any other Event of Default shall occur, Borrowers shall take or cause to be taken the actions required by the Sale Milestones on a expedited schedule to be agreed to by Borrowers and the Instructing Group.
ARTICLE IX
NEGATIVE COVENANTS
Borrowers, jointly and severally, covenant and agree, from and after the date hereof (except as otherwise provided herein, or unless the Instructing Group has given its prior written consent) until all amounts owing hereunder or under any other Loan Document or in connection herewith or therewith have been paid in full that, with respect to each Borrower:
Section 9.01 Liens. It shall not create, incur, assume or suffer to exist any Lien upon or with respect to any of its property or assets, whether now owned or hereafter acquired, or assign or otherwise transfer any account receivable or other right to receive income, other than Permitted Encumbrances.

Section 9.02 Indebtedness. It shall not create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to any Indebtedness, other than Permitted Indebtedness.
Section 9.03 Consolidation; Merger. It shall not (a) liquidate or dissolve, consolidate with, or merge into or with, any other corporation or other business entity or (b) purchase or otherwise acquire all or substantially all of the capital stock, other Equity Interests or assets of any Person (or of any division or business unit thereof).
Section 9.04 Asset Dispositions. It shall not sell, transfer, lease, license or otherwise dispose of, or grant options, warrants or other rights with respect to, any of its assets (including any capital stock or Indebtedness of any Person), except:
(a) sales, transfers, leases or other dispositions of Inventory or rights to Inventory in the ordinary course of business;
(b) sales, transfers, leases or other dispositions of assets to a Borrower;
(c) the discount or sale, in each case without recourse and in the ordinary course of business, of receivables more than ninety (90) days overdue and arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing of receivables);
(d) sales or other dispositions in the ordinary course of business of equipment and other tangible assets that have become obsolete, uneconomic, worn-out or no longer useful;
(e) Restricted Payments permitted by the terms of this Agreement;
(f) dispositions of cash and Cash Equivalents in the ordinary course of business;
(g) nonexclusive licenses of Intellectual Property of a Borrower entered into in the ordinary course of business consistent with past practice;
(h) sales or other dispositions approved by the Bankruptcy Court; and
(i) sales and other dispositions of assets provided for and disclosed in the Agreed Budget.

Section 9.05 Weekly Budget Compliance. It shall not make any cash disbursement if, after giving effect thereto (a) the aggregate cash disbursements by Borrowers during each weekly period would exceed the product of (i) the aggregate of budgeted disbursements for such weekly period reflected in the Agreed Budget times (ii) 110%; or (b) the aggregate cash disbursements by Borrowers in respect of any one line item in the Agreed Budget (for disbursements) during each weekly period would exceed the product of (i) the aggregate of the disbursements for such line item for such weekly period times (ii) 110%; provided, however, that Borrowers shall be entitled to apply (A) any line item favorable variance (i.e., underspending) relative to the Agreed Budget to satisfy any line-item unfavorable variance (i.e., overspending) relative to the Agreed Budget and (B) any favorable variance in one period to satisfy an unfavorable variance in any subsequent period.
Section 9.06 Limitations on Dividends and Distributions and Other Payment Restrictions Affecting Subsidiaries. It shall not create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on its ability (a) to pay dividends or to make any other distribution on any shares of its Equity Interests, (b) to subordinate or to pay, prepay, redeem or repurchase any Indebtedness owed to a Borrower, (c) to make loans or advances to a Borrower or (d) to transfer any of its property or assets to a Borrower; provided, however, that nothing in clauses (a) through (d) of this Section 9.05 shall prohibit or restrict: (A) this Agreement and the other Loan Documents; (B) any Applicable Law, rule or regulation (including applicable currency control laws and applicable state or provincial corporate statutes restricting the payment of dividends or any other distributions in certain circumstances); (C) any restriction set forth in any document or agreement governing or securing any Pre-Petition Indebtedness; (D) in the case of clause (d) any restrictions on the subletting, assignment or transfer of any property or asset included in a lease, license, sale conveyance or similar agreement with respect to such property or asset; (E) in the case of clause (d) any holder of a Permitted Encumbrance from restricting on customary terms the transfer of any property or assets subject to such Permitted Encumbrance; (F) customary provisions restricting assignment of any licensing agreement or other contract entered into by Borrowers in the ordinary course of business; or (G) restrictions on the transfer of any asset pending the close of the sale of such asset.
Section 9.07 Investments. From and after the Petition Date, it shall not directly or indirectly, hold, own or invest in or commit or agree to hold or invest in, or purchase or otherwise acquire or commit or agree to purchase or otherwise acquire any Investment, except as set forth in the Agreed Budget or as otherwise approved in writing by the Instructing Group.
Section 9.08 Sale and Leaseback. From and after the Petition Date, it shall not, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease or a Capitalized Lease (i) that a Borrower has sold or transferred or is to sell or transfer to any other Person or (ii) that a Borrower intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by a Borrower to any Person in connection with such lease, except as set forth in the Agreed Budget or as otherwise approved in writing by the Instructing Group.
Section 9.09 Negative Pledges. It shall not enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, except (i) pursuant to this Agreement and the Security Documents; (ii) pursuant to any document or instrument governing Pre-Petition Indebtedness or in connection with any Lien permitted by Section 9.01 or any Disposition permitted by Section 9.04; (iii) prohibitions or conditions under Applicable Law, rule or regulation; or (iv) restrictions on the transfer of any asset pending the close of the sale of such asset.

Section 9.10 Modifications of Indebtedness, Organizational Documents and Certain Other Agreements. It shall not amend, modify or otherwise change (i) its certificate of incorporation or bylaws (or other similar organizational documents), including by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it, with respect to any of its capital stock (including any shareholders’ agreement) except any such amendments, modifications or changes pursuant to this clause that either individually or in the aggregate would not be materially adverse to the interests of the DIP Lenders hereunder; it being understood that changes to the certificate of incorporation relating to the number or terms of existing or future equity securities will not be considered to materially adversely affect the DIP Lenders to the extent that such changes otherwise comply with Borrowers’ obligations under the Loan Documents; or (ii) its accounting policies or reporting practices other than amendments, modifications or changes consistent with GAAP so long as such amendment, modification or change has no material impact on reporting financial data.
Section 9.11 Federal Reserve Regulations. It shall not use any DIP Loan or the proceeds of any DIP Loan for any purpose that would cause such DIP Loan to be a margin loan under the provisions of Regulation T, U or X.
Section 9.12 Investment Company Act of 1940. It shall not engage in any business, enter into any transaction or take any other action that would cause it to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an “investment company” or a company “controlled” by an “investment company” not entitled to an exemption within the meaning of such Act.
Section 9.13 Securities and Deposit Accounts. Except as specified on Schedule 9.13 or as provided in Section 8.10, it shall not establish or maintain any Securities Account, Deposit Account or similar account unless the Collateral Agent shall have received a Control Agreement in respect of such Securities Account, Deposit Account or similar account. Borrowers shall comply in all material respects with the provisions of each Control Agreement to which it is a party.
Section 9.14 Impairment of Security Interests. Except as otherwise permitted pursuant to any of the Loan Documents, it shall not, directly or indirectly, take any action or do anything that would have the effect of terminating, limiting in any material respect or impairing the perfection or priority of any Lien securing the Obligations except as expressly permitted under any Loan Document.
Section 9.15 Restricted Payment. From and after the Petition Date, it shall not make any Restricted Payment, except as set forth in the Agreed Budget or otherwise agreed to in writing by the Instructing Group.
Section 9.16 Contractual Commitments. It shall not enter into any lease, contract or agreement outside of the ordinary course of Borrowers’ current business except as provided for in the Agreed Budget.

Section 9.17 Change of Name. It shall not change its name, organizational identification number, state of organization, or organizational identity; provided, however, that a Borrower may change its name upon at least 30 days’ prior written notice to the Administrative Agent of such change and so long as, at the time of such written notification, such Borrower provides any financing statements necessary to perfect and continue perfected the Liens granted under the Loan Documents.
Section 9.18 Transactions with Affiliates. It shall not, directly or indirectly, enter into or permit to exist any transaction with any Affiliate of a Borrower except for transactions that (a) are in the ordinary course of Borrowers’ business, (b) upon fair and reasonable terms that are no less favorable to Borrowers than would be obtained in an arm’s length transaction with a non-Affiliate, and (c) are fully disclosed to the Administrative Agent if they involve one or more payments by Borrowers in excess of $10,000 per year in the aggregate.
ARTICLE X
SECURITY
Section 10.01 Security for the Obligations. As security for the Obligations, (A) Borrowers hereby grant to the Collateral Agent for the ratable benefit of the DIP Lenders a security interest in the Collateral pursuant to and in accordance with the applicable provisions of the UCC and (B) pursuant to Bankruptcy Code Sections 364(c)(2), (c)(3), and (d) and by the consent of the Pre-Petition Lenders and the Pre-Petition Agent, the Collateral Agent shall have for the ratable benefit of the DIP Lenders, and is hereby granted (effective and perfected upon the date of the Interim Order and without the necessity of the execution by the Debtors or the filing or recordation of mortgages, security agreements, control agreements, pledge agreements, lock box agreements financing statements, or otherwise) the following liens and security interests (together with the security interest referred to in clause (A) above, the “DIP Liens”) (provided, however, that the DIP Liens shall not include Avoidance Actions or the proceeds thereof until the entry of the Final Order):
(a) pursuant to Bankruptcy Code Section 364(c)(2), valid, perfected, enforceable and non-avoidable first priority liens on and security interests in the Collateral and all other hereafter acquired assets and property of Borrowers, including, without limitation, avoidance actions under Chapter 5 of the Bankruptcy Code and the proceeds thereof upon entry of the Final Order, that are not subject to valid, perfected, enforceable and non-avoidable liens as of the Petition Date;
(b) pursuant to Bankruptcy Code Section 364(c)(3), valid, perfected, enforceable and non-avoidable second priority or other junior liens on and security interests in the Collateral and all other hereafter acquired assets and property of the Debtors that are subject to valid, perfected, enforceable and non-avoidable liens in existence on the Petition Date or to valid liens in existence on the Petition Date (other than assets and property that are subject to the existing liens as referred to in subparagraph (c) below, which existing liens shall be primed as provided therein); and

(c) pursuant to Bankruptcy Code Section 364(d), valid, perfected, enforceable and non-avoidable first priority senior priming liens on and security interests in the Collateral.
For the avoidance of doubt, the DIP Lenders shall not receive any Liens on the Pre-Petition Collateral. In the event of the occurrence of an Event of Default (as defined below), or an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default (a “Default”), the DIP Liens shall be subject only to the payment of the Carve-Out (as defined below).
ARTICLE XI
EVENTS OF DEFAULT, RIGHTS AND REMEDIES
Section 11.01 Events of Default. Each of the following occurrences shall constitute an event of default (an “Event of Default”) under this Agreement:
(a) Failure to Make Payments When Due. Borrowers shall fail to pay (i) any principal when due or (ii) any interest, fees, Lender Expenses or any other monetary Obligation, and such failure shall continue for a period of three (3) days after such amount was due (in each case, whether by scheduled maturity, required prepayment, acceleration, demand or otherwise).
(b) Breach of Certain Covenants. Borrowers shall fail to perform or comply with any covenant or agreement contained in Section 7.01, Section 7.03, Section 7.04, Section 7.05, Section 8.03, Section 8.04, Section 8.06, Section 8.09, or ARTICLE IX under this Agreement.
(c) Ten (10) Day Cure Period. Borrowers shall fail to perform or comply with any covenant or agreement other than the covenants described or set forth in Section 11.01(a) and (b) and such default shall continue for ten (10) Business Days or more after the earlier of (i) the date on which such failure shall first become known to any officer of Borrowers and (ii) notice thereof is provided to Borrowers by the Administrative Agent.
(d) Breach of Representation or Warranty. Any representation, warranty or statement made or deemed made by or on behalf of Borrowers or by any officer of the foregoing under any Loan Document or in any report, certificate, or other document delivered to the Administrative Agent or any DIP Lender pursuant to any Loan Document prove to be incorrect or misleading in any material respect when made or deemed made.
(e) Invalidity of Documents. A court of competent jurisdiction, including but not limited to the Bankruptcy Court, shall declare that any material provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against Borrowers; or the validity or enforceability thereof shall be contested by Borrowers; or a proceeding shall be commenced by Borrowers or any Governmental Authority having jurisdiction over Borrowers, seeking to establish the invalidity or unenforceability thereof; or Borrowers shall deny in writing that it has any liability or obligation purported to be created under any Loan Document.

(f) Loan Documents; Impairment. At any time, for any reason, any (i) Loan Document shall (other than pursuant to the express terms hereof or thereof) fail or cease to create a valid and perfected Lien on any Collateral other than as a result of any failure by the Administrative Agent or the Collateral Agent to take customary actions such as, by way of example, the filing of a UCC amendment to reflect a name change, or the Liens intended to be created or perfected thereby are, or a Borrower seeks to render such Liens, invalid or unperfected with respect to any Collateral except as otherwise contemplated hereby or thereby, or (ii) Liens with respect to any Collateral in favor of the Collateral Agent contemplated by the Loan Documents shall be invalidated or otherwise cease to be in full force and effect, or such Liens shall be subordinated or shall not have the priority contemplated hereby or by the other Loan Documents (subject to Permitted Encumbrances and to the exceptions set forth in any applicable Security Documents).
(g) Change of Control. A Change of Control shall have occurred, except as otherwise consented to by the Instructing Group.
(h) Failure to Comply with Financing Orders. Any of the Debtors shall fail to comply with the terms of the Financing Orders and such failure shall continue for five Business Days after the Debtors become aware of such non compliance.
(i) Bankruptcy Case Matters. The occurrence of any of the following in any of the Chapter 11 Cases:
(i) the bringing of a motion, taking of any action or the filing of any plan of reorganization or disclosure statement attendant thereto by any of the Debtors in the Chapter 11 Cases: (A) to obtain additional financing under Section 364(c) or (d) of the Bankruptcy Code not otherwise permitted pursuant to this Agreement; (B) to grant any Lien other than Permitted Encumbrances upon or affecting any Collateral; (C) except as provided in the Interim Order or the Final Order, as the case may be, to use cash collateral of the Pre-Petition Lenders under Section 363(c) of the Bankruptcy Code without the prior written consent of the Pre-Petition Agent; or (D) any other action or actions directly adverse to the DIP Lenders or their rights and remedies hereunder or their interest in the Collateral; or
(ii) the filing of any plan of reorganization or disclosure statement attendant thereto by a Borrower or any other Person with respect to which the Instructing Group or the Pre-Petition Agent has not consented or otherwise agreed to the treatment of its respective claims; or
(iii) the entry of an order in the Chapter 11 Cases confirming a plan of reorganization that is not either an Acceptable Plan or a plan that contains a provision for termination of the Commitments and repayment in full in cash of all the Obligations under this Agreement on or before the effective date of such plan; or

(iv) the entry of an order amending, supplementing, staying, vacating or otherwise modifying the Loan Documents, the Interim Order, or the Final Order without the written consent of the Administrative Agent or the filing of a motion for reconsideration with respect to the Interim Order or the Final Order; or
(v) the Final Order is not entered immediately following the expiration of the Interim Order and, in any event, within 18 days following the Petition Date; or
(vi) other than payments permitted pursuant to this Agreement or the Interim Order or the Final Order, as applicable, a Borrower shall make any payment (whether by way of adequate protection or otherwise) of principal or interest or otherwise on account of any Indebtedness incurred prior to the Petition Date; or
(vii) the payment of, or application for authority to pay, any pre-petition claim without the Administrative Agent’s prior written consent or pursuant to an order of the Bankruptcy Court after notice and hearing unless otherwise permitted under this Agreement; or
(viii) the allowance of any claim or claims under Section 506(c) of the Bankruptcy Code against or with respect to any of the Collateral or Pre-Petition Collateral, other than the Carve-Out Amount; or
(ix) a Borrower shall file, support or fail to oppose a motion seeking, or the Bankruptcy Court shall enter, an order in any of the Chapter 11 Cases appointing (i) a trustee under Chapter 7 or Chapter 11 of the Bankruptcy Code, (ii) a responsible officer or (iii) an examiner, in each case with enlarged powers relating to the operation of the business (powers beyond those set forth in subclauses (3) and (4) of Section 1106(a) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code in the Chapter 11 Cases; or
(x) the dismissal of the Chapter 11 Cases, or the conversion of the Chapter 11 Cases from one under Chapter 11 to one under Chapter 7 of the Bankruptcy Code or a Borrower shall file a motion or other pleading seeking the dismissal of the Chapter 11 Cases under Section 1112 of the Bankruptcy Code or otherwise; or
(xi) the Bankruptcy Court shall enter an order granting relief from the automatic stay to any creditor or party in interest (i) to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any assets of a Borrower which have an aggregate value in excess of $50,000 or (ii) to permit other actions that would have a Material Adverse Effect on the Borrowers or the Chapter 11 estates; or
(xii) the commencement by a Borrower or any officer of employee of a Borrower or by any committee in the Chapter 11 Cases, or any other party in interest in the Chapter 11 Cases, of a suit, action or contested matter against the DIP Lenders, the Pre-Petition Lenders, the Agents, or the Pre-Petition Agent or affecting the Collateral, including, without limitation, (a) any claim or legal or equitable remedy which seeks reduction, setoff, subordination or any recharacterization of the claims or Liens of the DIP Lenders or Pre-Petition Lenders, or (b) a claim that would otherwise have a Material Adverse Effect on the rights and remedies of the DIP Lenders or Pre-Petition Lenders under any Loan Document or the Pre-Petition Loan Documents and related documents or the collectability of all or any portion of the Obligations or the Pre-Petition Indebtedness; or

(xiii) the entry of an order in the Chapter 11 Cases avoiding or requiring repayment of any portion of the payments made on account of the Obligations owing under this Agreement; or
(xiv) the failure to achieve any Plan Milestone; or
(xv) if an Acceptable Disclosure Statement and an Acceptable Plan are not filed by the Filing Deadline, the failure to achieve any Sale Milestone.
Section 11.02 Remedies. If any Event of Default specified in Section 11.01 shall have occurred and be continuing, the Administrative Agent may, and upon the written request of Instructing Group shall, take any or all of the following actions: (i) terminate or reduce the Commitments, whereupon the Commitments shall immediately be terminated or reduced, (ii) declare all or a portion of the DIP Loans then outstanding to be due and payable, whereupon all or such portion of the aggregate principal of such DIP Loans, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and all other Obligations shall become immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrowers and (iii) exercise any and all of its or the DIP Lenders’ other rights and remedies, or waive or decline to exercise any of its or the DIP Lenders’ rights or remedies, hereunder, under the other Loan Documents, under Applicable Law and otherwise; provided, however, that upon the occurrence of any Event of Default described in Section 11.01(f) or (g), the DIP Loans then outstanding, together with all accrued and unpaid interest thereon, all fees, all other amounts due under this Agreement or any other Loan Document and all other Obligations shall become immediately due and payable automatically, without presentment, demand, protest or notice of any kind, all of which are expressly waived by Borrowers and provided further that the Collateral Agent shall pay and apply the proceeds of any sale or other disposition of the Collateral, or any part thereof, resulting from the exercise of the remedies as provided for in this Section 11.02 in accordance with Section 2.05.
Section 11.03 Remedies Cumulative. The rights and remedies of the DIP Lenders under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The DIP Lenders shall have all other rights and remedies not inconsistent herewith as provided under the UCC, by law, or in equity. No exercise by the DIP Lenders of one right or remedy shall be deemed an election, and no waiver by the DIP Lenders of any Event of Default shall be deemed a continuing waiver. No delay by any DIP Lender shall constitute a waiver, election, or acquiescence by it. In addition to all such rights and remedies, the DIP Lenders shall have the right to sell, lease or otherwise dispose of all or any part of the Collateral and the sale, lease or other disposition of the Collateral, or any part thereof, by the DIP Lenders after an Event of Default may be for cash, credit or any combination thereof, and any DIP Lender may purchase all or any part of the Collateral at public or, if permitted by law, private sale, and in lieu of actual payment of such purchase price, may set off the amount of such purchase price against the Obligations then owing. Any sale of all or part of the Collateral may be adjourned from time to time with or without notice. The DIP Lenders shall have the right to conduct such sales on Borrowers’ premises, at Borrowers’ expense, or elsewhere, on such occasion or occasions as the DIP Lenders may see fit.

Section 11.04 Entry Upon Premises and Access to Information. The DIP Lenders shall have the right (i) to cause the Collateral to remain on Borrowers’ premises, (ii) to enter upon the premises of Borrowers where the Collateral is located or any other place or places where the Collateral is believed to be located and kept to render the Collateral unusable or saleable, or to remove the Collateral therefrom to the premises of any DIP Lender or any agent of a DIP Lender, at Borrowers’ expense, for such time as the Instructing Group may desire in order effectively to collect or liquidate the Collateral, and (iii) to require Borrowers to assemble the Collateral and make it available to the DIP Lenders at a place or places to be designated by the Instructing Group; provided, however, that the automatic stay shall not be deemed vacated and modified with respect to the exercise by the DIP Lenders of any rights or remedies with respect to the Collateral following an Event of Default unless and until the Instructing Group has given Borrowers and the Office of the United States Trustee three (3) Business Days’ prior notice of the DIP Lenders’ intention to exercise such remedies. Upon acceleration of the Obligations, the DIP Lenders shall have the right to take possession of Borrowers’ original books and records, to obtain access to Borrowers’ data processing equipment and computer hardware and software relating to the Collateral and to use all of the foregoing and the information contained therein in any manner the Instructing Group deems appropriate; and the DIP Lenders shall have the right to notify postal authorities to change the address for delivery of Borrowers’ mail to an address designated by the Instructing Group and to receive, open and dispose of all mail addressed to Borrowers and to take possession of all checks or other original remittances contained in such mail.
Section 11.05 Sale or Other Disposition of Collateral by the DIP Lenders. Upon acceleration of the Obligations, any notice required to be given by the DIP Lenders of a sale, lease or other disposition or other intended action by the DIP Lenders with respect to any of the Collateral which is deposited in the United States mails, postage prepaid and duly addressed to Borrowers at the address specified herein, at least three (3) days prior to such proposed action, shall constitute fair and reasonable notice to Borrowers of any such action. The net proceeds realized by the DIP Lenders upon any such sale or other disposition, after deduction for the expenses of retaking, holding, storing, transporting, preparing for sale, selling or otherwise disposing of the Collateral incurred by the DIP Lenders in connection therewith, shall be applied as provided herein toward satisfaction of the Obligations. The DIP Lenders shall account to Borrowers for any surplus realized upon such sale or other disposition, and Borrowers shall remain liable for any deficiency. The commencement of any action, legal or equitable, or the rendering of any judgment or decree for any deficiency shall not affect the DIP Lenders’ Liens on the Collateral until the Obligations are fully paid. Borrowers agree that no DIP Lender has any obligation to preserve rights to the Collateral against any other Person. For the purpose of enabling the DIP Lenders to exercise their rights, powers and remedies under this Article XI in order to take possession of, hold, preserve, process, assemble, prepare for sale, market for sale, sell or otherwise dispose of the Collateral, at such time as the DIP Lenders shall be entitled to exercise such rights and remedies, the DIP Lenders are hereby granted a license, lease or other right to use, without charge, Borrowers’ General Intangibles, Intellectual Property, Equipment, fixtures and Real Estate Assets, whether part of the Collateral or not, including, without limitation, any patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks and advertising matter, or any other Property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale or lease and selling or leasing any Inventory or other Collateral and Borrowers’ rights under all licenses, leases and franchise agreements shall inure to the benefit of the DIP Lenders until all Obligations are paid in full.

Section 11.06 Automatic Stay. Upon the occurrence and during the continuance of an Event of Default, the automatic stay provided in section 362 of the Bankruptcy Code shall be deemed automatically vacated as to the DIP Lenders without further order of the Bankruptcy Court and the DIP Lenders shall be immediately permitted, to, inter alia, pursue any and all of their remedies against Borrowers and/or the Collateral and seek payment in respect of all Obligations; provided, however, that the automatic stay shall not be deemed vacated and modified with respect to the exercise by the DIP Lenders of any rights or remedies with respect to the Collateral following an Event of Default unless and until the Instructing Group has given Borrowers and the Office of United States Trustee three (3) Business Days’ prior notice of the DIP Lenders’ intention to exercise such remedies.
Section 11.07 Waiver of Notice. UPON THE OCCURRENCE OF A DEFAULT OR EVENT OF DEFAULT, THE BORROWERS HEREBY WAIVE ALL RIGHTS TO NOTICE AND HEARING OF ANY KIND PRIOR TO THE EXERCISE BY THE LENDERS OF RIGHTS TO REPOSSESS THE COLLATERAL WITHOUT JUDICIAL PROCESS OR TO REPLEVY, ATTACH OR LEVY UPON THE COLLATERAL WITHOUT PRIOR NOTICE AND HEARING, THE BENEFIT OF ALL VALUATION, APPRAISAL AND EXEMPTION LAWS AND ALL RIGHTS OF SET-OFF AGAINST ANY DIP LENDER AS IT APPLIES TO THE PAYMENT OF THE OBLIGATIONS. THE BORROWERS ACKNOWLEDGE THAT THEY HAVE BEEN ADVISED BY COUNSEL OF THEIR CHOICE WITH RESPECT TO THIS TRANSACTION AND THIS AGREEMENT.

ARTICLE XII
THE AGENTS
Section 12.01 Appointment Powers and Immunities; Delegation of Duties, Liability of Agents.
(a) Each DIP Lender hereby irrevocably designates and appoints Viriathus Services LLC Series as Administrative Agent and as its Collateral Agent under this Agreement and the other Loan Documents. Each DIP Lender hereby irrevocably authorizes each such Agent to take such action on such DIP Lender’s behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Each such Agent agrees to act as such on the express conditions contained in this ARTICLE XII. The provisions of this ARTICLE XII are solely for the benefit of the Administrative Agent, the Collateral Agent and the DIP Lenders. Neither Borrowers nor any other Persons shall have any rights or benefits under this ARTICLE XII whether as third-party beneficiaries or otherwise, save and except only Borrowers’ right to consent to a successor Agent to the extent provided under Section 12.08. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, (i) no Agent shall have any duties or responsibilities, except those expressly set forth herein, (ii) no Agent has, shall have or be deemed to have any fiduciary relationship with any DIP Lender, (iii) no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent, and (iv) it is expressly understood, acknowledged and agreed that the use of the word “Agent” is for convenience only and that each such Agent is merely the representative of the DIP Lenders, and has only the contractual duties set forth in this Agreement and the other Loan Documents. Except as expressly otherwise provided in this Agreement, each such Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which such Agent is expressly entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. No DIP Lender shall have any right of action whatsoever against each such Agent as a result of such Agent acting or refraining from acting hereunder pursuant to such discretion and any action taken or failure to act pursuant to such discretion shall be binding on the DIP Lenders. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to the Administrative Agent or the Collateral Agent, each DIP Lender agrees that, as long as this Agreement remains in effect: (i) (A) the Administrative Agent shall have the right to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the DIP Loans, the Collections and related matters and (B) the Collateral Agent shall have the right to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Collateral and related matters; (ii) the Collateral Agent shall have the right to execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents; (iii) the Agents shall have the right to exclusively receive, apply, and distribute the Collections as provided in the Loan Documents; (iv) the Collateral Agent shall have the right to open and maintain such bank accounts and lock boxes as the Collateral Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collections and the Collateral; (v) (A) the Administrative Agent shall have the right to perform, exercise, and enforce any and all other rights and remedies of the DIP Lenders with respect to Borrowers, the Obligations, the Collections, or otherwise related to any of same as provided in the Loan Documents and (B) the Collateral Agent shall have the right to perform, exercise, and enforce any and all other rights and remedies of the DIP Lenders with respect to Borrowers, the Obligations, the Collateral, or otherwise related to any of the same as provided in the Loan Documents; and (vi) each of the Agents shall have the right to incur and pay such fees, charges, and expenses under the Loan Documents as such Agent reasonably may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents. The Administrative Agent may deem and treat the payee of any Obligation as the holder thereof for all purposes of the Loan Documents unless and until a notice of the assignment or transfer of such Obligation that is in accordance with the provisions of this Agreement shall have been filed with the Administrative Agent. Each DIP Lender further consents to (x) the execution, delivery, and performance by the Administrative Agent or the Collateral Agent of each Loan Document entered into by such Agent on behalf of the DIP Lenders as contemplated by this Agreement, and (y) the terms of such Loan Documents.

(b) Except as otherwise expressly provided in this Section 12.01, each of the Administrative Agent and the Collateral Agent (i) may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and (ii) shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made in compliance with this section and without gross negligence or willful misconduct.
(c) None of the Agent-Related Persons shall (i) be liable to any DIP Lender for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct) or (ii) be responsible in any manner to any DIP Lender for any recital, statement, representation or warranty made by Borrowers or any Affiliate of Borrowers, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement, or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrowers or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any DIP Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Borrowers.
Section 12.02 Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any DIP Lender), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it first shall receive such advice or concurrence of the DIP Lenders as it deems appropriate and until such instructions are received, such Agent shall act, or refrain from acting, as it deems advisable. If the Administrative Agent or the Collateral Agent so requests, it first shall be indemnified to its reasonable satisfaction by the DIP Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any action under this Agreement or any other Loan Document. The Administrative Agent and the Collateral Agent in all cases shall be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Instructing Group or the DIP Lenders, as required under this Agreement, and any action taken or failure to act pursuant to such request or consent shall be binding upon all DIP Lenders.

Section 12.03 Defaults. With respect to its relationship with any of the DIP Lenders, no Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the scheduled payment of principal and interest required to be paid to such Agent for the account of the DIP Lenders and except with respect to Events of Default of which such Agent has actual knowledge due to receipt of a written notice thereof from a DIP Lender or Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “Notice of Default”. Each Agent promptly will notify the DIP Lenders of its receipt of any such notice or of any Event of Default of which such Agent has actual knowledge. If any DIP Lender obtains actual knowledge of any Event of Default, such DIP Lender promptly shall notify the other DIP Lenders and each Agent of such Event of Default. Each DIP Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 12.03 and Section 12.07, each Agent shall take such action with respect to such Default or Event of Default as may be requested by the Instructing Group in accordance with ARTICLE XI; provided, however, that unless and until such Agent has received any such request, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in its sole discretion.
Section 12.04 Rights as a DIP Lender.
(a) With respect to its Commitments and the DIP Loans made by it, the Administrative Agent (and any successor acting as Administrative Agent, if any, as permitted by Section 12.08(a)) in its capacity as a DIP Lender under the Loan Documents shall have the same rights, privileges and powers under the Loan Documents as any other DIP Lender and may exercise the same as though it were not acting as Administrative Agent, and the term “DIP Lender” or “DIP Lenders” shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent (and any successor acting as Administrative Agent) and its Affiliates may (without having to account for the same to any DIP Lender) accept deposits from, lend money to, make investments in and generally engage in any kind of banking, trust, principal investment or other business with Borrowers (and any of their Affiliates) as if it were not acting as Administrative Agent, and the Administrative Agent (and its successors) and its Affiliates may accept fees and other consideration from Borrowers (or any other Person) for services in connection with this Agreement or otherwise without having to account for the same to the DIP Lenders.

(b) With respect to its Commitments and the DIP Loans made by it, the Collateral Agent (and any successor acting as Collateral Agent, if any, as permitted by Section 12.08(b)) in its capacity as a DIP Lender under the Loan Documents shall have the same rights, privileges and powers under the Loan Documents as any other DIP Lender and may exercise the same as though it were not acting as Collateral Agent, and the term “DIP Lender” or “DIP Lenders” shall, unless the context otherwise indicates, include the Collateral Agent in its individual capacity. The Collateral Agent (and any successor acting as Collateral Agent) and its Affiliates may (without having to account for the same to any DIP Lender) accept deposits from, lend money to, make investments in and generally engage in any kind of banking, trust, principal investment or other business with Borrowers (and any of its Affiliates) as if it were not acting as Collateral Agent, and the Collateral Agent (and its successors) and its Affiliates may accept fees and other consideration from Borrowers (or any other Person) for services in connection with this Agreement or otherwise without having to account for the same to the DIP Lenders.
Section 12.05 Costs and Expenses; Indemnification. Each Agent may incur and pay fees, costs, and expenses under the Loan Documents to the extent such Agent deems reasonably necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including without limiting the generality of the foregoing, court costs, reasonable attorneys’ fees and expenses, costs of collection by outside collection agencies and auctioneer fees and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse the DIP Lenders for such expenses pursuant to the DIP Loan Agreement or otherwise (to the extent Borrowers have not done so and without limiting its obligation to do so). Each DIP Lender hereby agrees that it is and shall be obligated to pay to or reimburse the Administrative Agent and the Collateral Agent for the amount of such DIP Lender’s Pro Rata Share thereof; provided, however, that the Administrative Agent and the Collateral Agent agree to seek reimbursement from Borrowers for all reimbursable expenses prior to seeking reimbursement from the DIP Lenders. The DIP Lenders shall indemnify upon demand the Agent-Related Persons (to the extent Borrowers have not done so and without limiting the obligation of Borrowers to do so), according to their Pro Rata Shares, from and against any and all Indemnified Matters (including without limitation Indemnified Matters arising under any Environmental Law as provided in Section 13.16); provided, however, that no DIP Lender shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Matters resulting solely from such Person’s gross negligence or willful misconduct as determined in a final order by a court of competent jurisdiction. Without limitation of the foregoing, each DIP Lender shall reimburse the Administrative Agent or the Collateral Agent, as the case may be, upon demand for such DIP Lender’s ratable share of any costs or out-of-pocket expenses (including reasonable attorneys’ fees and expenses) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated hereby or thereby or referred to herein or therein. The undertaking in this Section 12.05 shall survive the payment of all Obligations hereunder and the resignation or replacement of any Agent.

Section 12.06 Non-Reliance on Agents and Other DIP Lenders. Each DIP Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by any Agent hereinafter taken, including any review of the affairs or Property of Borrowers, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any DIP Lender. Each DIP Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrowers and any other Person (other than the DIP Lenders) party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers. Each DIP Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrowers and any other Person (other than the DIP Lenders) party to a Loan Document. Except for notices, reports and other documents expressly herein required to be furnished to the DIP Lenders by such Agent, no Agent shall have any duty or responsibility to provide any DIP Lender with any credit or other information concerning the business, prospects, operations, Property, financial and other condition or creditworthiness of Borrowers or of any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.
Section 12.07 Failure to Act. Except for action expressly required of any Agent under the Loan Documents, such Agent shall in all cases be fully justified in failing or refusing to act under any Loan Document unless it shall receive further assurances to its satisfaction from the DIP Lenders of their indemnification obligations under Section 12.05 against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.
Section 12.08 Resignation of Agent.
(a) Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by notice to the DIP Lenders and Borrowers. Upon any such resignation, the Instructing Group with the consent of Borrowers (which consent shall not be unreasonably withheld) shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been appointed by the Instructing Group and consented to by the Borrowers and no successor Administrative Agent shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the DIP Lenders, appoint a successor Administrative Agent; provided, however, if the failure to do so was not a result of the failure by Borrowers to consent to any appointment, Borrowers shall retain the right to consent; provided further, that if the failure to do so was not a result of the failure of the Instructing Group to appoint such successor, the Instructing Group shall obtain the right to consent to such successor. Upon the acceptance of any appointment as the Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, remedies, powers, privileges, duties and obligations of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations, under the Loan Documents. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this ARTICLE XII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

(b) Subject to the appointment and acceptance of a successor Collateral Agent as provided below, the Collateral Agent may resign upon thirty (30) days prior written notice to the DIP Lenders and Borrowers. Upon any such resignation, the Instructing Group with the consent of Borrowers (which consent shall not be unreasonably withheld or delayed) shall have the right to appoint a successor Collateral Agent. If no successor Collateral Agent shall have been appointed by the Instructing Group and consented to by Borrowers and no successor Collateral Agent shall have accepted such appointment within thirty (30) days after the retiring Collateral Agent’s giving of notice of resignation, then the retiring Collateral Agent may, on behalf of the DIP Lenders, appoint a successor Collateral Agent; provided, however, if the failure to do so was not a result of the failure by Borrowers to consent to any appointment, Borrowers shall retain the right to consent. Upon the acceptance of any appointment as the Collateral Agent by a successor Collateral Agent, such successor Collateral Agent shall thereupon succeed to and become vested with all the rights, remedies, powers, privileges, duties and obligations of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from its duties and obligations, under the Loan Documents. After any retiring Collateral Agent’s resignation as the Collateral Agent, the provisions of this ARTICLE XII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Collateral Agent.
Section 12.09 Collateral Sub-Agents. Each DIP Lender by its execution and delivery of this Agreement (or any Assignment and Acceptance hereunder), agrees that, in the event it shall hold any monies or other investments on account of Borrowers, such monies or other investments shall be held in the name and under the control of the Administrative Agent or such DIP Lender, and the Administrative Agent or such DIP Lender shall hold such monies or other investments as a collateral sub-agent for Collateral Agent under this Agreement and the other Loan Documents. Borrowers, by their execution and delivery of this Agreement, hereby consent to the foregoing.
Section 12.10 Communications by Borrowers. Except as otherwise provided in this Agreement, Borrowers’ communications with respect to the Loan Documents shall be with the Administrative Agent or the Collateral Agent, as the case may be, and Borrowers shall be under no obligation to communicate directly with the DIP Lenders.

Section 12.11 Collateral Matters.
(a) The DIP Lenders hereby irrevocably authorize the Collateral Agent, at its option and in its sole discretion and as promptly as practicable, to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full of all Obligations owed to the DIP Lenders (other than those contingent Obligations for reimbursement and indemnity that expressly survive the termination of this Agreement); (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrowers certify in writing to the Collateral Agent that the sale or disposition is permitted under this Agreement or the other Loan Documents (and the Collateral Agent may rely conclusively on any such certificate, without further inquiry); (iii) constituting property in which Borrowers owned no interest at the time the security interest was granted or at any time thereafter; (iv) constituting property leased to Borrowers under a lease that has expired or is terminated in a transaction permitted under this Agreement; (v) constituting Equipment which, in the aggregate with all other dispositions of Equipment covered by this clause (v), has a fair market value or book value, whichever is less, of $1,000,000 or less; or (vi) if such is release consented by the Instructing Group. Upon request by the Collateral Agent at any time, the Administrative Agent and the DIP Lenders will confirm in writing the Collateral Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 12.11; provided, however, that (A) the Collateral Agent shall not be required to execute any document necessary to evidence such release on terms that, in the Collateral Agent’s opinion, would expose the Collateral Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty and (B) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of Borrowers in respect of) all interests retained by Borrowers in any asset(s) transferred, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.
(b) Neither the Administrative Agent nor the Collateral Agent shall have any obligation whatsoever to any other DIP Lenders to assure that the Collateral exists or is owned by Borrowers or is cared for, protected, or insured or has been encumbered, or that all or any portion of the Liens securing the Obligations have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Administrative Agent or the Collateral Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, subject to the terms and conditions contained herein, the Administrative Agent and the Collateral Agent each may act in any manner it may deem appropriate, in its sole discretion given its own interest in the Collateral and that neither the Administrative Agent nor the Collateral Agent shall have any other duty or liability whatsoever to any other DIP Lender as to any of the foregoing, except as otherwise expressly provided herein.

Section 12.12 Restrictions on Actions by the Agents and the DIP Lenders; Sharing Payments.
(a) Each of the DIP Lenders agrees that it shall not without the express consent of the Collateral Agent, and that it shall to the extent it is lawfully entitled to do so, upon the request of the Administrative Agent and the Collateral Agent, set off against the Obligations, any amounts owing by such DIP Lender to Borrowers or any accounts of Borrowers now or hereafter maintained with such DIP Lender. Each of the DIP Lenders further agrees that it shall not, unless specifically requested to do so by the Collateral Agent, take or cause to be taken any action, including the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral the purpose of which is, or could be, to give such DIP Lenders any preference or priority against the other DIP Lenders with respect to the Collateral.
(b) If, at any time or times any DIP Lender shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Agreement or the other Loan Documents, except for any such proceeds or payments received by such DIP Lender from the Administrative Agent pursuant to the terms of this Agreement or (ii) payments from the Administrative Agent in excess of such DIP Lender’s ratable portion of all such distributions by the Administrative Agent, such DIP Lender promptly shall turn the same over to the Administrative Agent, in kind, and with such endorsements as may be required to negotiate the same to the Administrative Agent, or in same-day funds, as applicable, for the account of the DIP Lenders and for apportionment and application to the Obligations in accordance with Section 3.03(b).
(c) If and to the extent that the Instructing Group requests any Agent to take or refrain from taking any action, or delegate to any Agent the authority in its discretion to take or refrain from taking any action or class of actions, on behalf of the DIP Lenders, the DIP Lenders shall cooperate fully with such Agent in respect of any such action or class of actions and shall take all actions and refrain from taking all actions as such Agent may reasonably request with respect thereto and no DIP Lender shall take any action within the scope of, or reasonably related to, such request or authority without such Agent’s prior written consent.

Section 12.13 Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of an Agent in its capacity as such, and not by or in favor of the DIP Lenders, any and all obligations on the part of the Administrative Agent, if any, to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective DIP Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any DIP Lender any interest in, or subject any DIP Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other DIP Lenders. Each DIP Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no DIP Lender shall have any obligation, duty, or liability to any Participant of any other DIP Lender. Except as provided in Section 12.05, no Agent and no DIP Lender shall have any liability for the acts of any other Agent or any other DIP Lender. No DIP Lender shall be responsible to Borrowers or any other Person for any failure by any other DIP Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder, under any other Loan Document or in connection with the financing contemplated herein.
ARTICLE XIII
MISCELLANEOUS
Section 13.01 Notices. All notices and other communications provided for hereunder shall be in writing and shall be mailed, certified mail return receipt requested, telecopied, emailed or delivered by overnight delivery service or in person:
if to either of the Borrowers, at the following address:
Isolagen, Inc.
405 Eagleview Boulevard
Exton, Pennsylvania 19341
Facsimile:
email:
with a copy (which shall not constitute notice) to:
Ciardi Ciardi & Astin
919 N. Market Street, Suite 700
Wilmington, Delaware 19801
Attention: Daniel K. Astin, Esq.
Facsimile: (302) 658-1300
email: dastin@ciardilaw.com

if to any DIP Lender, the Administrative Agent or the Collateral Agent, at the following address:
Viriathus Services LLC Series
2 Rector Street, 16th Floor
New York, NY 10006-1840
Attention: David Batista
Facsimile: (212) 380-1921
email: notices@viriathus.com
with a copy (which will not constitute notice) to:
Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Attention: Adam H. Friedman, Esq.
Facsimile: (212) 451-2222
email: afriedman@olshanlaw.com
or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 13.01. All such notices and other communications shall be effective, (i) if mailed, when received or five (5) days after deposited in the mails as registered or certified (in each case with return receipt requested) with postage pre-paid and properly addressed, whichever occurs first, (ii) if telecopied, when transmitted and confirmation received, (iii) if emailed, when transmitted and confirmation acknowledged by recipient or (iv) if delivered, upon delivery, except that notices to the Administrative Agent pursuant to ARTICLE II shall not be effective until received by the Administrative Agent.
Section 13.02 Amendments. No amendment or waiver of any provision of this Agreement, any DIP Loan or any other Loan Document, nor consent to any departure by Borrowers therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrowers and the Instructing Group (or the Administrative Agent at the request of the Instructing Group), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, in each case, without the consent of the Administrative Agent, which may be withheld or denied in the Administrative Agent’s sole discretion, Borrowers and each DIP Lender directly affected thereby:
(a) increase or extend any Commitment of such DIP Lender;
(b) reduce or forgive the principal of, or interest on, any Funded DIP Loan made by such DIP Lender, or reduce or forgive any fees or other amounts payable hereunder to such DIP Lender or release or discharge Borrowers from their obligations to make such payments;

(c) postpone any date fixed for any scheduled payment of principal of, or interest on, any DIP Loan or any other monetary Obligations owed to such DIP Lender;
(d) other than as expressly permitted hereunder or in the other Loan Documents, release Borrowers (or otherwise limit Borrowers’ liability with respect to their Obligations);
(e) release, or consent to Borrowers’ disposition of, all or substantially all of the Collateral, or subordinate the right of the Collateral Agent and the DIP Lenders with respect to all or substantially all of the Collateral (except as expressly permitted herein or in the other Loan Documents);
(f) amend, modify or waive Section 2.05, Section 3.03(a), Section 3.03(b) or Section 3.03(c), or this Section 13.02 or the definitions of “Pro Rata Share”; or
(g) change the percentage specified in the definition of Instructing Group that shall be required to appoint or remove a member of the Instructing Group or that shall be required for the Instructing Group to take any action under this Agreement.
Section 13.03 No Waiver; Remedies. No failure on the part of the DIP Lenders or any Agent to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the DIP Lenders and the Agents provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the DIP Lenders and the Agents under any Loan Document against any party thereto are not conditional or contingent on any attempt by the DIP Lenders and the Agents to exercise any of their rights under any other Loan Document against such party or against any other Person.

Section 13.04 Expenses; Taxes; Attorneys’ Fees. Borrowers will pay within five (5) days of presentation of an invoice therefor, all of the following fees, costs, expenses and other charges (the “Lender Expenses”):
(a) all reasonable out-of-pocket fees, costs and expenses incurred by or on behalf of any Agent or DIP Lender (including attorneys, consultants, advisors and agents retained by such Agent or DIP Lender) and miscellaneous disbursements, examination, and travel, lodging and meals arising from or relating to or incurred in (i) the negotiation, preparation, execution, delivery, performance, administration, amendment or termination of this Agreement, the other Loan Documents and all other documents and agreements relating to the transactions contemplated hereby or thereby (whether incurred before or after the date of this Agreement) or any consents, amendments, waivers or other modifications thereof, whether or not such documents become effective or are given, (ii) the preservation and protection of any of the Agent’s or DIP Lender’s rights under this Agreement or the other Loan Documents, (iii) the filing of any petition, complaint, answer, motion or other pleading by any Agent or the DIP Lenders, or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Loan Document, (iv) the protection, collection, lease, sale, taking possession, liquidation or release of any Collateral or other security in connection with this Agreement or any other Loan Document, (v) any attempt to create, perfect, record, correct, release or enforce any Lien or security interest in any Collateral or other security in connection with this Agreement or any other Loan Document, (vi) any attempt to collect any Obligations from Borrowers, and (vii) otherwise in connection with the DIP Lenders’ transactions with Borrowers, including fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and Uniform Commercial Code searches, searches with the patent and trademark office, the copyright office or any other governmental or central registry), filing, recording, publication, real estate surveys, title policies and endorsements, environmental audits, insurance costs and any other out-of-pocket expenses necessary or desirable to administer the Loan Documents or to create or perfect the liens in favor of the Collateral Agent or the DIP Lenders or which Borrowers are required to pay hereunder,
(b) all reasonable fees, costs and expenses incurred in obtaining any advice regarding Borrowers, any Loan Document or any transaction contemplated hereby or thereby from professionals (including without limitation, the reasonable fees of attorneys, auditors, accountants, advisors and consultants) for any Agent and, during the continuance of an Event of Default, a single counsel for all DIP Lenders to the extent that such fees, costs and expenses are not otherwise recoverable pursuant to any other provision of this Agreement or any other Loan Document,
(c) all liabilities and costs arising from or in connection with the past, present or future operations of Borrowers involving any damage to real or personal Property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials from, upon or into such Property,
(d) all Environmental Liabilities and Costs incurred in connection with any Collateral, the Loan Documents or Borrowers including any Remedial Action for any Hazardous Materials present or arising out of the operations of any facility of Borrowers,
(e) all liabilities and costs incurred in connection with any Environmental Lien,
(f) all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by an Agent to be payable in connection with this Agreement or any other Loan Document, and any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions,
(g) all broker fees if any with respect to any broker retained by Borrowers that may become due in the connection with the transactions contemplated by this Agreement,

(h) during the continuance of an Event of Default, all amounts expended by the Agents, if any, to correct Borrowers’ failure to (i) make any payments or deposits with respect to any taxes of any kind or nature to the extent that such payments or deposits are due and payable prior to delinquency, (ii) make any payments or deposits with respect to any other governmental assessment prior to the time that any Lien may inure against any property of Borrowers, or (iii) make any payments or deposits with respect to any insurance premiums then due and payable or otherwise comply with Section 8.03, which amounts the Administrative Agent or the Collateral Agent, each in its sole discretion and without prior notice to Borrowers, may but shall not be required to pay in whole or in part, or, in the case of any failure to comply with Section 8.03, make payments to obtain and maintain insurance policies of the type described in Section 7.04 and Section 6.01(n);
(i) all other costs or expenses required to be paid by Borrowers under any of the Loan Documents that are paid, advanced, or incurred by the DIP Lenders,
(j) charges paid or incurred by an Agent resulting from the dishonor of checks,
(k) reasonable expenditures made by any Agent in connection with the custody or preservation of any of the Collateral or of the Liens in favor of the Collateral Agent, including payment of any amounts to preserve rights of Borrowers under any material contracts or other agreements necessary or desirable to maintain the value of the Collateral,
(l) reasonable costs and expenses of third party claims or any other suit paid or incurred by any Agent or one or more of the DIP Lenders in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the relationship of any one or more of the DIP Lenders with Borrowers, and
(m) each Agent’s reasonable costs and expenses (including attorneys’, accountants’, consultants’, and other advisors’ fees and expenses) and reasonable fees, costs and expenses for one counsel to separately represent the DIP Lenders, in each case, incurred after the occurrence of any Default or Event of Default, including in any forbearance, workout or restructuring of the Obligations, in any bankruptcy or insolvency case or proceeding or in terminating, enforcing, or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.

Section 13.05 Right of Set-Off, Sharing of Payments.
(a) Subject to the provision of Section 12.12, upon the occurrence and during the continuance of any Event of Default, the DIP Lenders may, and are hereby authorized to, at any time and from time to time, without notice to Borrowers (any such notice being expressly waived by Borrowers), to the fullest extent permitted by law, set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the DIP Lenders to or for the credit or the account of Borrowers against any and all Obligations now or hereafter existing under any Loan Document, irrespective of whether or not the DIP Lenders shall have made any demand hereunder or thereunder. The DIP Lenders agree to notify Borrowers, the Collateral Agent and the Administrative Agent promptly after any such set-off and application made by the DIP Lenders, provided that the failure to give such notice to Borrowers shall not affect the validity of such set-off and application. The rights of the DIP Lenders under this Section 13.05 are in addition to other rights and remedies which the DIP Lenders may have.
(b) Nothing contained in this Section 13.05 shall require any DIP Lender to exercise any such right or shall affect the right of any DIP Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or Obligation of Borrowers. If, under any applicable bankruptcy, insolvency or other similar law, any DIP Lender receives a secured claim in lieu of a set-off to which this Section 13.05 applies, such DIP Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the DIP Lenders entitled under Section 3.03(b) and this Section 13.05 to share in the benefits of any recovery on such secured claim.
Section 13.06 Severability. Any provision of this Agreement, that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.
Section 13.07 Complete Agreement; Sale of Interest. The Loan Documents constitute the complete agreement between the parties with respect to the subject matter hereof and thereof, supersede any previous agreement or understanding between them relating hereto or thereto and may not be modified, altered or amended except by an agreement in writing signed by Borrowers and the DIP Lenders in accordance with Section 13.02. Borrowers may not sell, assign or transfer any of the Loan Documents or any portion thereof, including their rights, title, interests, remedies, powers and duties hereunder or thereunder. Borrowers hereby consent to any DIP Lender’s sale of participations, assignment, transfer or other disposition, at any time or times, of any of the Loan Documents or of any portion thereof or interest therein, including such DIP Lender’s rights, title, interests, remedies, powers or duties thereunder, subject, in the case of a participation, assignment, transfer or other disposition, to the provisions of Section 13.08.
Section 13.08 Assignment; Register.
(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrowers may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each DIP Lender (and any attempted assignment or transfer by Borrowers without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Affiliates of the Administrative Agent) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any DIP Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its DIP Loans at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining outstanding amount of the DIP Loans at the time owing to it (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) or in the case of an assignment to an entity described in clause (a), (b) or (c) of the definition of Eligible Assignee, any such assignment shall not be less than $250,000, unless the Administrative Agent otherwise consents, such consent not to be unreasonably withheld or delayed (and if no Event of Default has occurred and is continuing, Borrowers consent, such consent not to be unreasonably withheld or delayed), and (ii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance. An Eligible Assignee shall not be entitled to receive any greater payment under Section 3.04 than the applicable DIP Lender would have been entitled to receive under this Agreement, unless the assignment by such DIP Lender of all or a portion of its rights and obligations under this Agreement to such Eligible Assignee is made with Borrowers’ prior written consent. Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 13.08(c), from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a DIP Lender under this Agreement, and the assigning DIP Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement and, in the case of an Assignment and Acceptance covering all of the assigning DIP Lender’s rights and obligations under this Agreement, such DIP Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 3.04, Section 4.02 and Section 13.15 to the extent any claim thereunder relates to an event arising or such DIP Lender’s status or activity as DIP Lender prior to such assignment.
(c) Any assignment or transfer by a DIP Lender of rights or obligations under this Agreement that does not comply with this Section 13.08 shall be treated for purposes of this Agreement as a sale by such DIP Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section 13.08.
(d) The Administrative Agent, acting solely for this purpose as an agent of Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the DIP Lenders, and the Commitment of, and principal amount of the DIP Loan owing to, each DIP Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrowers, the Administrative Agent and the DIP Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a DIP Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrowers and any DIP Lender, at any reasonable time and from time to time upon reasonable prior notice. Borrowers may request in writing a copy of the Register from time to time and the Administrative Agent will deliver a copy of such Register to Borrowers promptly thereafter.

(e) Any DIP Lender may, without the consent of, or notice to, Borrowers or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such DIP Lender’s rights and/or obligations under this Agreement (including all or a portion of the DIP Loans owing to it); provided that (i) such DIP Lender’s obligations under this Agreement shall remain unchanged, (ii) such DIP Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrowers and the Lender Group shall continue to deal solely and directly with such DIP Lender in connection with such DIP Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a DIP Lender sells such a participation shall provide that such DIP Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement, provided that such agreement or instrument may provide that such DIP Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (a) or (b) of the proviso to Section 13.02 that affects such Participant. Subject to paragraph (f) of this Section 13.08, Borrowers agree that each Participant shall be entitled to the benefits of Section 3.04 and Section 4.02 to the same extent as if it were a DIP Lender and had acquired its interest by assignment pursuant to Section 13.08(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.05 as though it were a DIP Lender, provided such Participant agrees to be subject to Section 3.03 as though it were a DIP Lender.
(f) A Participant shall not be entitled to receive any greater payment under Section 3.04 or ARTICLE IV than the applicable DIP Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrowers’ prior written consent. A Participant shall be subject to Section 13.03 as though it were a DIP Lender. A Participant that is not a United States Person (as defined in Section 7701(a)(30) of the Code) shall not be entitled to the benefits of Section 3.04 unless Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrowers, to comply with Section 3.04 as though it were a DIP Lender.
(g) Any DIP Lender may, without the consent of Borrowers or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such DIP Lender, including without limitation (i) any pledge or assignment to secure obligations to a Federal Reserve Bank and (ii) in the case of any DIP Lender that is a Fund, any pledge or assignment of all or any portion of such DIP Lender’s rights under this Agreement to any holders of obligations owed, or securities issued, by such DIP Lender as security for such obligations or securities, or to any trustee for, or any other representative of, such holders, and this Section 13.08(g) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a DIP Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such DIP Lender as a party hereto.

Section 13.09 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement or any of the other Loan Documents may be effected by delivery of an executed signature page hereto or thereto and such delivery may be made by telecopy or email pdf and shall have the same force and effect as the delivery of an original executed counterpart of or signature page to this Agreement or any of such other Loan Documents. Any party delivering an executed counterpart of any such agreement by telecopy shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement and any telecopy, email pdf or photostatic copy of an executed counterpart of or signature page to this Agreement or any other Loan Document shall be given the same effect as the original.
Section 13.10 GOVERNING LAW. THIS AGREEMENT, THE NOTES AND, EXCEPT TO THE EXTENT OTHERWISE PROVIDED THEREIN, THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
Section 13.11 CONSENT TO JURISDICTION, SERVICE OF PROCESS AND VENUE. EACH BORROWER HEREBY CONSENTS AND AGREES THAT THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, PROVIDED, HOWEVER, THAT THE DIP LENDERS AND BORROWERS ACKNOWLEDGE THAT ANY APPEALS FROM THE BANKRUPTCY COURT MAY HAVE TO BE HEARD BY A COURT OTHER THAN THE BANKRUPTCY COURT AND, PROVIDED FURTHER, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED TO OPERATE TO PRECLUDE THE DIP LENDERS FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO COLLECT THE OBLIGATIONS, TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE DIP LENDERS. EACH BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS. EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF ANY SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH BORROWER AT THE ADDRESS SET FORTH IN SECTION 13.01 OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH BORROWER’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE UNITED STATES. MAIL, PROPER POSTAGE PREPAID AND RETURN RECEIPT REQUESTED.

Section 13.12 WAIVER OF JURY TRIAL. BORROWERS, THE DIP LENDERS AND THE AGENTS EACH HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT, THE NOTES OR OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH BORROWER CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF THE DIP LENDERS OR THE AGENTS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE DIP LENDERS OR THE AGENTS WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. THE BORROWERS HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE DIP LENDERS AND THE AGENTS ENTERING INTO THIS AGREEMENT.
Section 13.13 Consent. Except as otherwise expressly set forth herein or in any other Loan Document to the contrary, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an “Action”) of the DIP Lenders or the Agents, shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which a Borrower is party and to which the DIP Lenders or the Agents have succeeded, such Action shall be required to be in writing and may be withheld or denied by the DIP Lenders or the Agents with or without any reason in their discretion.
Section 13.14 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against the DIP Lenders, the Agents or Borrowers, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties represented by counsel of their choosing and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.
Section 13.15 Reinstatement; Certain Payments. If any claim is ever made upon the DIP Lenders or the Agents for repayment or recovery of any amount or amounts received by the DIP Lenders or the Agents in payment or received on account of any of the Obligations, the DIP Lenders or the Agents shall give prompt notice of such claim to Borrowers, and if the DIP Lenders or the Agents repay all or part of such amount by reason of (A) any judgment, decree or order of any court of competent jurisdiction or administrative body having jurisdiction over the DIP Lenders or the Agents or any of their respective property, or (B) compliance by the DIP Lenders or the Agents with any requirement of a Governmental Authority having jurisdiction over the DIP Lenders or the Agents, then and in such event Borrowers agree that (i) any such judgment, decree or order shall be binding upon it notwithstanding the cancellation of any instrument evidencing the Obligations or the other Loan Documents or the termination of this Agreement or the other Loan Documents and (ii) it shall be and remain liable to the DIP Lenders or the Agents hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by the DIP Lenders or the Agents.

Section 13.16 Indemnification. In addition to Borrowers’ other Obligations under this Agreement, Borrowers agree, jointly and severally, to defend, protect, indemnify and hold harmless the DIP Lenders and each of their respective Affiliates and the officers, directors, trustees, employees, agents and advisors of the foregoing, the Administrative Agent, the Collateral Agent, the Agent-Related Persons and the Lender-Related Persons (including the Arranger) (collectively called the “Indemnitees”) from and against any and all claims, losses, demands, settlements, damages, liabilities, obligations, penalties, fines, fees, reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, costs and expenses, but excluding income, franchise and similar taxes of an Indemnitee) incurred by such Indemnitees (but not taxes, which shall be governed by Section 3.04), whether prior to or from and after the Closing Date, as a result of or arising from or relating to or in connection with any of the following: (a) the Administrative Agent, the Collateral Agent or the DIP Lenders furnishing of funds to Borrowers under this Agreement, including, without limitation, the management of any such DIP Loans, (b) any matter relating to the financing transactions contemplated by this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents or the use of proceeds of such financing transactions, (c) any claim, litigation, investigation or administrative or judicial proceeding in connection with any transaction contemplated in, or consummated under, the Loan Documents or (d) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, including without limitation, claims, litigations, investigations or other proceedings arising out of (i) the presence, disposal or Release of any Hazardous Materials on, in, at, to, from or under any property at any time owned or occupied by a Borrower (or any of its predecessors in interest or title) or at any facility which received Hazardous Materials generated by a Borrower or any of its predecessors in interest in connection with the receipt of such Hazardous Materials, (ii) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to any Hazardous Materials generated by a Borrower, (iii) any investigation, lawsuit brought or threatened, settlement reached or government order relating to such Hazardous Materials, (iv) any violation of any Environmental Law by a Borrower or any of its predecessors in interest, and/or (v) any Environmental Action (collectively, the “Indemnified Matters”); provided, however, that Borrowers shall not have any obligation to any Indemnitee under this Section 13.16 for any Indemnified Matter to the extent resulting from the bad faith, gross negligence or willful misconduct of such Indemnitee; provided, however, that Borrowers shall not be required to reimburse the legal fees and expenses of more than one outside counsel (in addition to up to one local counsel in each applicable local jurisdiction) for all Indemnitees under this Section 13.16 unless on advice of outside counsel, representation of all such Indemnitees would be inappropriate due to the existence of an actual or potential conflict of interest. Such indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees shall be due and payable promptly after demand therefor. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 13.16 may be unenforceable because it is violative of any law or public policy, Borrowers shall contribute the maximum portion which it is permitted to pay and satisfy under Applicable Law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees. This indemnity shall survive the repayment of the Obligations and the discharge of the Liens granted under the Loan Documents.

Section 13.17 Interest. It is the intention of the parties hereto that each Agent and each DIP Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to any Agent or any DIP Lender under laws applicable to it (including the laws of the United States of America, the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Agent or such DIP Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows: (a) the aggregate of all consideration which constitutes interest under law applicable to any Agent or any DIP Lender that is contracted for, taken, reserved, charged or received by such Agent or such DIP Lender under this Agreement or any other Loan Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, any excess shall be canceled automatically and if theretofore paid shall be credited by such Agent or such DIP Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such DIP Lender, as applicable, to Borrowers); and (b) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Agent or any DIP Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Agent or such DIP Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Agent or such DIP Lender, as applicable, on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such DIP Lender to Borrowers). All sums paid or agreed to be paid to any Agent or any DIP Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Agent or such DIP Lender, be amortized, prorated, allocated and spread throughout the full term of the DIP Loans until payment in full so that the rate or amount of interest on account of any DIP Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time, (i) the amount of interest payable to any Agent or any DIP Lender on any date shall be computed at the Highest Lawful Rate applicable to such Agent or such DIP Lender pursuant to this Section 13.17 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Agent or such DIP Lender would be less than the amount of interest payable to such Agent or such DIP Lender computed at the Highest Lawful Rate applicable to such Agent or such DIP Lender, then the amount of interest payable to such Agent or such DIP Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Agent or such DIP Lender until the total amount of interest payable to such Agent or such DIP Lender shall equal the total amount of interest which would have been payable to such Agent or such DIP Lender if the total amount of interest had been computed without giving effect to this Section 13.17.

For purposes of this Section 13.17, the term “applicable law” means that law in effect from time to time and applicable to the loan transaction between Borrowers, on the one hand, and the Agents and the DIP Lenders, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States of America.
Section 13.18 Records. The unpaid principal of, and interest on, the Obligations, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, and the Commitments shall at all times be ascertained from the records of the DIP Lenders and Agents, which shall be conclusive and binding absent manifest or demonstrable error.
Section 13.19 Binding Effect. This Agreement shall be binding upon and inure to the benefit of Borrowers, the DIP Lenders and the Agents, and their respective successors and assigns, subject to Section 13.08.
Section 13.20 USA Patriot Act. Each DIP Lender that is subject to the requirements of the Patriot Act hereby notifies Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrowers, which information includes the names and addresses of Borrowers and other information that will allow such DIP Lender to identify Borrowers in accordance with the Act.
Section 13.21 Equitable Relief. Borrowers recognize that, in the event Borrowers fails to perform, observe or discharge any of its Obligations under this Agreement, any remedy at law may prove to be inadequate relief to any DIP Lender; therefore, Borrowers agree that any DIP Lender, if such Person so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.
Section 13.22 The DIP Lenders as Parties in Interest. Borrowers hereby stipulate and agree that each of the DIP Lenders are and shall remain parties in interest in the Chapter 11 Cases and shall have the right to participate, object and be heard in any motion or proceeding in connection therewith. Nothing in this Agreement or any other Loan Document shall be deemed to be a waiver of any of the DIP Lenders’ rights or remedies under applicable law or documentation. Without limitation of the foregoing, each of the DIP Lenders shall have the right to make any motion or raise any objection it deems to be in its interest (specifically including, but not limited to, objections to use of proceeds of the DIP Loans, to payment of professional fees and expenses or the amount thereof, to sales or other transactions outside the ordinary course of business or to assumptions or rejection of any executory contract or lease).
Section 13.23 Section 506(c) Waiver. Subject to entry of and the provisions of the Final Order, in consideration of the DIP Loans being made available to Borrowers by the DIP Lenders, Borrowers hereby agree not to assert and affirmatively waive any claim they otherwise might have under section 506(c) of the Bankruptcy Code and agree that the Collateral securing the Obligations to the DIP Lenders may be charged with costs or expenses only as provided for hereunder.

Section 13.24 Reversal of Payments. To the extent Borrowers make a payment or payments to the DIP Lenders or the DIP Lenders receive any payment or proceeds of the Collateral for Borrowers’ benefit, which payment(s) or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Obligations or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received.
Section 13.25 Joint Agreement of Borrowers. All covenants of Borrowers herein constitute the joint and several obligations of Borrowers. All representations and warranties of Borrowers herein constitute the representations and warranties of each Borrower as to itself and the other Borrower individually and as to both Borrowers, collectively. Any payment or notice required or permitted to made or given to either or both Borrowers by any party hereto shall be deemed made or given to both Borrowers if it is made or given to either Borrower.
[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWERS: ISOLAGEN, INC.
By:
Name:
Title:

ISOLAGEN TECHNOLOGIES, INC.
By:
Name:
Title:

ADMINISTRATIVE AGENT: VIRIATHUS SERVICES LLC SERIES
By:
Name:
Title:

COLLATERAL AGENT: VIRIATHUS SERVICES LLC SERIES
By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

DIP LENDER:
By:
Name:
Title:

Commitment Amount:			$